UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BLUE COAT SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

TO THE STOCKHOLDERS OF BLUE COAT SYSTEMS, INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of Blue Coat Systems, Inc. (the “Company”), which will be held at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085, on Friday, October 30, 2009, at 4:00 p.m., local time.

Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE PROXY. Returning the proxy or voting by telephone or on the Internet does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. However, if your shares are held for you by a broker, bank or other nominee, you must obtain a proxy from that nominee and bring it with you to hand in with your ballot, in order to be able to vote your shares at the meeting.

On behalf of the Board of Directors, I express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ Brian M. NeSmith

Brian M. NeSmith
President and Chief Executive Officer

Sunnyvale, California

September 8, 2009

BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 30, 2009

The Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Coat Systems, Inc. (the “Company”) will be held at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085, on Friday, October 30, 2009, at 4:00 p.m. local time for the following purposes:

1.	To elect seven directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2010;

3.	To amend the share reserve under the Company’s 2007 Stock Incentive Plan;

4.	To amend the Company’s Employee Stock Purchase Plan as described in the attached proxy statement; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice.

This Notice of Annual Meeting of Stockholders, the Proxy Statement and the Company’s Annual Report on Form 10-K are available at www.edocumentview.com/bcsi. Information on our website, other than these materials, is not a part of these proxy solicitation materials.

Only stockholders of record at the close of business on September 1, 2009 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California, during ordinary business hours for ten days prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Betsy E. Bayha

Betsy E. Bayha
Senior Vice President, General Counsel and Secretary

Sunnyvale, California

September 8, 2009

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ACCOMPANYING PROXY. YOU MAY REVOKE YOUR PROXY OR YOUR VOTE BY TELEPHONE OR THE INTERNET AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU ARE THE RECORD HOLDER OF THE SHARES AND ATTEND THE ANNUAL MEETING, YOU MAY CHANGE YOUR PROXY VOTE AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 30, 2009

GENERAL INFORMATION

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Blue Coat Systems, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085, on Friday, October 30, 2009, at 4:00 p.m. local time, and at any adjournments or postponements of the Annual Meeting. These proxy materials were first mailed to stockholders on or about September 11, 2009.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Only holders of the Company’s common stock (“Common Stock”) are entitled to vote at the Annual Meeting. At the close of business on September 1, 2009, the record date for determining the holders of Common Stock entitled to vote at the Annual Meeting (the “Record Date”), there were 39,963,436 shares of Common Stock outstanding. Each holder of a share of Common Stock is entitled to one vote per share. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the votes represented by the Common Stock issued and outstanding, and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. Broker non-votes occur with respect to a particular (non-routine) matter when a nominee, such as a financial institution, returns a proxy, but is not permitted to vote on that matter without receiving voting instructions (via proxy vote) from the beneficial owner and instructions are not given.

Votes Required

Proposal 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The seven (7) nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted as having been voted for purposes of the election of directors. Stockholders may not cumulate votes in the election of directors.

Proposal 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2010 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Proposal 3. The affirmative vote of a majority of those shares present in person, or represented by proxy, at the Annual Meeting and entitled to vote on the matter is required to amend the Company’s 2007 Stock Incentive Plan. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not have an effect on the outcome of the proposal.

Proposal 4. The affirmative vote of a majority of those shares present in person, or represented by proxy, at the Annual Meeting and entitled to vote on the matter is required to amend the Company’s Employee Stock Purchase Plan. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not have an effect on the outcome of the proposal.

Voting of Shares

Whether or not you are able to attend the Company’s Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposal No. 2, FOR Proposal No. 3 and FOR Proposal No. 4. The Company knows of no other matters to be presented at the Annual Meeting. However, if any other matters are properly presented, the proxy holders shall be authorized to vote the shares represented by proxies according to their best judgment. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting.

You may revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company’s principal executive office before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted. Please note that if your shares are held of record by a broker, bank or other nominee and if you provide instructions to that nominee on a form received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. You may not vote in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank or other nominee. In such event, your attendance at the Annual Meeting will not, by itself, revoke prior voting instructions.

Solicitation of Proxies

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. The Company may reimburse those persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, facsimile or other means by the Company’s directors, officers, or employees acting without special compensation. The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $25,000 in the aggregate.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

The Notice of Annual Meeting of Stockholders, this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009 are available at www.edocumentview.com/bcsi. Information on our website, other than these materials, is not a part of these proxy solicitation materials.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Seven (7) directors are being nominated for re-election to the Board of Directors by the holders of the Company’s Common Stock (the “Nominees”). These directors are Brian M. NeSmith, David W. Hanna, James A. Barth, Keith Geeslin, Timothy A. Howes, Carol G. Mills and James R. Tolonen. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below, unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the Company’s present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The seven (7) nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

The Company’s Corporate Governance Guidelines provide that the size of its Board may be from five (5) to nine (9) directors. By resolution of the Board, the Company presently has established the size of its Board as seven (7) directors. All directors are elected annually.

Nominees for Directors

Set forth below are the name, age, position of and biographical information about each Nominee, as of the date of this Proxy Statement.

Nominees	Age	Position(s) and Office(s) Held with the Company
Brian M. NeSmith	47	President, Chief Executive Officer and Director
David W. Hanna	70	Chairman of the Board and Director
James A. Barth	66	Director
Keith Geeslin	56	Director
Timothy A. Howes	45	Director
Carol G. Mills	56	Director
James R. Tolonen	60	Director

Brian M. NeSmith has served as President, Chief Executive Officer and a director of the Company since March 1999. From December 1997 to March 1999, Mr. NeSmith served as Vice President of Nokia IP, Inc., a security router company, which acquired Ipsilon Networks, Inc., an IP switching company, where Mr. NeSmith served as Chief Executive Officer from May 1995 to December 1997. From October 1987 to April 1995, Mr. NeSmith held several positions at Newbridge Networks Corporation, a networking equipment manufacturer, including Vice President and General Manager of the VIVID group. Mr. NeSmith holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

David W. Hanna has served as a director of the Company since October 1996 and as Chairman of the Board of Directors of the Company since February 2001. From December 1998 to March 1999, Mr. Hanna also served as the Company’s interim President and Chief Executive Officer. Mr. Hanna has served as Chairman of the Board of Tropos Networks, Inc., a provider of metro-scale wireless mesh network systems, since January 2002 and also served as that company’s Chief Executive Officer from January 2002 to January 2004. Mr. Hanna also served as Chairman of the Board of Internet America, Inc., a provider of dial-up Internet access, from October 2004 to June 2005. From March 1998 to March 2000, Mr. Hanna served as President and Chief Executive Officer of Sage Software, Inc., a financial software company. Mr. Hanna served as President and Chief Executive Officer of State of the Art, Inc., a financial software developer, from November 1993 until March 1998. In addition, Mr. Hanna has served as Chairman, CEO and/or President of The Hanna Group since 1984; Hanna Capital Management since 1998; and Hanna Ventures since 1999. Mr. Hanna holds a B.S. in Business Administration from the University of Arizona.

James A. Barth has served as a director of the Company since January 2005. Since September 2007, Mr. Barth has been Chief Financial Officer and a director of Proximex Corporation, a developer of intelligent surveillance management software. From September 2004 to September 2007, Mr. Barth was co-founder, Chief Executive Officer and a director of Proximex Corporation. From March 1999 to September 2004, Mr. Barth was Chief Financial Officer of NetIQ Corporation, a provider of integrated systems and security management software solutions. He was also Vice President and then Senior Vice President of Finance and Administration during this period. From November 1997 until it was sold to Sterling Software in March 1999, Mr. Barth served as Vice President and Chief Financial Officer of Interlink Computer Sciences, Inc., a developer of enterprise networking software designed for the IBM mainframe platform. From 1980 to November 1997, Mr. Barth served as Chief Financial Officer at several other high technology companies, including eleven years at Rational Software Corporation, a provider of integrated software tools. Mr. Barth holds a B.S. in Business Administration from the University of California at Los Angeles and is a Certified Public Accountant (currently inactive).

Keith Geeslin has served as a director of the Company since June 2006. Mr. Geeslin has been a partner at Francisco Partners, a private equity firm, since January 2004. Prior to joining Francisco Partners, Mr. Geeslin spent 19 years with the Sprout Group, a venture capital firm. Mr. Geeslin joined Sprout in 1984, became a General Partner in 1988, and became Sprout’s Managing Partner in 2000. Earlier in his career, he was the general manager of a division of Tymshare, Inc., a provider of public computer and network services, and held various positions at its Tymnet subsidiary from 1980 to 1984. He was also previously a staff member of the U.S. Senate Commerce Committee. Mr. Geeslin serves on the board of directors of CommVault Systems, Inc., Hypercom Corporation and Synaptics Incorporated. Mr. Geeslin holds a B.S. in Electrical Engineering and an M.S. in Engineering-Economic Systems, both from Stanford University, as well as an M.A. in Philosophy, Politics and Economics from Oxford University.

Timothy A. Howes, Ph.D. has served as a director of the Company since December 2005. Dr. Howes is co-founder, Chairman of the Board of Directors and Chief Technology Officer of RockMelt, Inc., an Internet software company. Prior to co-founding RockMelt, Inc., Dr. Howes was Vice President and Chief Technology Officer of HP Software, a division of Hewlett Packard Co. He held this position from September 2007 to October 2008. Prior to HP, he was a co-founder of Opsware Inc., a data center automation software company, where he served as Chief Technical Officer and in a number of senior executive roles from the Company’s founding in September 1999 to its sale to HP in September 2007. Prior to co-founding Opsware, Dr. Howes served as Vice President of Technology at America Online, Inc., a global Internet and media company, from April 1999 to September 1999. From February 1998 to April 1999, Dr. Howes was Chief Technology Officer of the Server Product division at Netscape Communications, an Internet company. From April 1996 to February 1998, Dr. Howes was Principal Engineer and Architect of several server products at Netscape Communications. From September 1994 to April 1996, Dr. Howes was Project Director, Principal Investigator and Senior Systems Research Programmer at the University of Michigan. Dr. Howes holds a Ph.D. in computer science, a M.S.E. in Computer Science and Engineering, and a B.S.E. in Aerospace Engineering from the University of Michigan.

Carol G. Mills has served as a director of the Company since January 2009. Ms. Mills presently is an independent consultant. She served as Executive Vice President and General Manager, Infrastructure Products Group, of Juniper Networks, Inc., a provider of networking and security solutions, from November 2004 until February 2006. Prior to joining Juniper Networks, Ms. Mills was an independent consultant from 2002 until November 2004. From July 1998 to 2002, Ms. Mills was the President and Chief Executive Officer of Acta Technology, Inc., a private data integration company that was acquired by Business Objects in late 2002. From 1993 to 1998, Ms. Mills was General Manager of the Unix Server Group at the Hewlett-Packard Company, a computer and electronics company. Prior to 1993, Ms. Mills held several other executive positions at Hewlett-Packard Company. Ms. Mills currently serves on the Board of Directors of Tekelec Corporation and Adobe Systems Inc. and is chairperson of their respective executive compensation committees. Ms. Mills holds a M.B.A. from Harvard Business School and a B.A. in Economics from Smith College.

James R. Tolonen has served as a director of the Company since May 2008. Mr. Tolonen most recently served as the Senior Group Vice President and Chief Financial Officer of Business Objects, S.A. a company which provided enterprise software solutions. He was responsible for all of its finance and administration functions commencing in January 2003 until its acquisition by SAP AG in January 2008. Mr. Tolonen served as the Chief Financial Officer and Chief Operating Officer and a member of the board of directors of IGN Entertainment Inc., an Internet media and service provider focused on the videogame market, from October 1999 to December 2002; as President and Chief Financial Officer of Cybermedia, a PC end user security and performance software provider, from April 1998 to September 1998; and as Chief Financial Officer of Novell, Inc., an enterprise software provider, from June 1989 to April 1998. Mr. Tolonen holds a Bachelor of Science degree in Mechanical Engineering and a Master of Business Administration from the University of Michigan. Mr. Tolonen is also a Certified Public Accountant.

Each of Messrs. Barth, Geeslin, Hanna, NeSmith and Tolonen, Ms. Mills and Dr. Howes was recommended for nomination by the Nominating/Corporate Governance Committee, and was nominated for election by the full Board of Directors. The Board of Directors previously nominated Mr. Geeslin pursuant to an agreement the Company entered into with certain entities affiliated with Francisco Partners and Sequoia Capital in June 2006, as described below under “Certain Relationships and Related Transactions—Transactions with Francisco Partners”. That agreement expired in December 2007. There are no other arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected. Messrs. Barth, Geeslin, Hanna and NeSmith and Dr. Howes are incumbent directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED HEREIN, AND PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES A CONTRARY CHOICE IN THE PROXY.

Board Committee Membership and Functions

The Board of Directors has four (4) standing committees: the Audit Committee, the Compensation Committee, the Stock Option Committee, and the Nominating/Corporate Governance Committee.

The current membership of the standing committees is as follows:

Board Member	Audit	Compensation	Stock Option	Nominating/ Corporate Governance
Brian M. NeSmith			X
David W. Hanna				Chairman
James A. Barth	Chairman			X
Keith Geeslin		X
Timothy A. Howes	X	X
Carol G. Mills		Chairman	X
James R. Tolonen	X

Audit Committee. The Audit Committee of the Board of Directors (the “Audit Committee”) assists the Board of Directors in overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors. The Audit Committee appoints and oversees an independent registered public accounting firm to audit the Company’s financial statements. In addition, the Audit Committee approves the scope of the annual audits and fees to be paid to the Company’s auditors. During the fiscal year ended April 30, 2009 (“fiscal 2009”), the Audit Committee held eight (8) meetings.

The Audit Committee most recently reviewed and reassessed the adequacy of its Audit Committee Charter in August 2009. As a result of that review, a revised charter was adopted by the Board of Directors upon recommendation of the Audit Committee. A copy of the current Audit Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations and is provided as Appendix A to this Proxy Statement.

Three non-management directors currently comprise the Audit Committee: Mr. Barth, Dr. Howes and Mr. Tolonen, who joined the Audit Committee on May 21, 2008. Mr. Hanna was a member of the Audit Committee during fiscal 2009 until Mr. Tolonen joined the Audit Committee. Mr. Barth served as Chairman of the Audit Committee during fiscal 2009 and continues to serve as Chairman of the Audit Committee.

The Company’s Board of Directors has determined that each of Mr. Barth and Mr. Tolonen qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee (i) is independent as defined in applicable NASDAQ rules; (ii) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act; (iii) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Additionally, the Board of Directors has determined that each of Mr. Barth and Mr. Tolonen has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Compensation Committee. The Compensation Committee of the Board of Directors (the “Compensation Committee”) reviews the performance of the Company’s executive officers, establishes compensation programs for the executive officers (including salary and short and long-term incentive programs) and reviews the overall compensation programs of the Company. The Compensation Committee also administers the Company’s stock incentive plans and awards. During fiscal 2009, the Compensation Committee held twelve (12) meetings.

Three non-management directors currently comprise the Compensation Committee: Ms. Mills, who was appointed to the Compensation Committee on January 5, 2009; Mr. Geeslin, who was elected to the Compensation Committee on May 23, 2007; and Dr. Howes, who joined the Compensation Committee on May 21, 2008. Mr. Geeslin served as Chairman of the Compensation Committee during fiscal 2009. Commencing on May 1, 2009, the beginning of the fiscal year ending April 30, 2010 (“fiscal 2010”), Ms. Mills serves as Chairman of the Compensation Committee.

The Compensation Committee most recently reviewed and reassessed the adequacy of its Compensation Committee Charter in August 2009. As a result of that review, a revised charter was adopted by the Board of Directors upon recommendation of the Compensation Committee. A copy of the current Compensation Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations.

The Chief Executive Officer (“CEO”), Chief Financial Officer, General Counsel and Vice President, Human Resources of the Company generally attend Compensation Committee meetings and provide input to the Compensation Committee with respect to issues affecting compensation, key responsibilities, corporate objectives and equity plan management and compliance. As discussed in the “Compensation Discussion and Analysis,” below, the CEO makes recommendations to the Compensation Committee regarding the compensation of the Company’s executives and participates in discussions of such compensation. From time to time, other members of management and company personnel may attend Compensation Committee meetings to provide presentations and where subject matters involving their expertise are discussed. No member of management is present during discussions of his or her performance or compensation, and no member of management (including the CEO) is present during deliberations and voting with respect to the CEO’s performance or compensation.

The Compensation Committee may retain, at the Company’s expense, independent compensation consultants. The Compensation Committee engaged Radford Surveys + Consulting, a business unit of Aon Corporation (“Radford”), as an independent compensation consultant to advise it with respect to executive compensation matters and the Company’s program for director compensation for fiscal 2009.

The Compensation Committee Charter provides that the Compensation Committee may delegate its authority to one or more subcommittees. As of the date of this Proxy Statement, the Compensation Committee has not delegated such authority. However, the authority of the Compensation Committee overlaps, in part, with that of the Stock Option Committee, which was established by the Board of Directors and has more limited authority.

Stock Option Committee. The Stock Option Committee of the Board of Directors (the “Stock Option Committee”) is authorized to approve certain equity awards under the Company’s 2007 Stock Incentive Plan and any other equity incentive plans approved by the Board of Directors. The Stock Option Committee may only approve awards (a) to individuals who are not directors or executive officers and who do not directly report to a Stock Option Committee member, and (b) where the award per grantee does not exceed 40,000 shares (in the event of options or stock appreciation rights) or 10,000 shares (in the event of restricted stock or stock units). Two directors currently comprise the Stock Option Committee: Mr. NeSmith, who is the Company’s CEO; and Ms. Mills, who is not a member of management and who was appointed to the Stock Option Committee on May 1, 2009. Mr. Geeslin and Mr. NeSmith were members of the Stock Option Committee during fiscal 2009.

The Stock Option Committee most recently reviewed and reassessed the adequacy of its Stock Option Committee Charter in August 2009. As a result of that review, a revised charter was adopted by the Board of Directors upon recommendation of the Stock Option Committee. A copy of the current Stock Option Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at www.bluecoat.com/aboutus/investor_relations.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee of the Board of Directors (the “Nominating/Corporate Governance Committee”) oversees the nomination of directors for service on the Board of Directors and its committees, reviews and considers developments in corporate governance practices, and recommends to the Board of Directors policies and procedures with respect to corporate governance. During fiscal 2009, the Nominating/Corporate Governance Committee held four (4) meetings.

Two non-management directors currently comprise the Nominating/Corporate Governance Committee: Messrs. Barth and Hanna, each of whom was a member of the Nominating/Corporate Governance Committee during fiscal 2009.

The Nominating/Corporate Governance Committee most recently reviewed and reassessed the adequacy of its Nominating/Corporate Governance Committee Charter in August 2009. As a result of that review, a revised charter was adopted by the Board of Directors upon recommendation of the Nominating/Corporate Governance Committee. A copy of the current Nominating /Corporate Governance Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations.

Information on the Company’s website, however, does not form a part of this Proxy Statement.

Special Committees. From time to time, the Board of Directors may establish special purpose committees to address specific matters or issues, such as litigation. In fiscal year ended April 30, 2007, (“fiscal 2007”), the Company established a Special Committee in connection with the investigation of its historical stock option practices and subsequent restatement, which is described in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Background of the Stock Option Investigation, Findings, Restatement of Consolidated Financial Statements, Remedial Measures and Related Proceedings” in

the Company’s Annual Report on Form 10-K for the year ended April 30, 2006 (“fiscal 2006”), which was filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2007. The Company is also subject to various litigation and other proceedings arising out of the matters addressed in that investigation. These proceedings are discussed in Part 1, Item 3 of the Company’s Annual Report on Form 10-K for fiscal 2009, which was filed with the SEC on June 22, 2009. The Company established a new Special Committee, comprised of directors Messrs. Geeslin and Tolonen, on June 25, 2008 to address certain matters involved in these proceedings. This Special Committee is still active. When this Proxy Statement references matters that relate to the Stock Option Investigation, it is referencing the matters discussed in this paragraph.

Board Nomination Process

When reviewing a potential candidate for nomination as director, including an incumbent whose term is expiring, the Nominating/Corporate Governance Committee will consider the perceived needs of the Board of Directors; the candidate’s relevant background, experience, skills and expected contributions; and the qualification standards established from time to time by the Nominating/Corporate Governance Committee. With respect to such standards, the Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that has diversity of experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the Company’s global activities. In addition, the Nominating/Corporate Governance Committee believes that members of the Board of Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. They must have an inquisitive and objective perspective and mature judgment. They also must have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are or have been affiliated. In addition to the benefits of diverse viewpoints, the Nominating/Corporate Governance Committee may take into account the ability of a candidate to work constructively with the other directors. Members of the Board of Directors are expected to rigorously prepare for, attend, and participate in all meetings of the Board of Directors and applicable committees. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may consider such other factors, from time to time, as it deems are in the best interests of the Company and its stockholders.

The Nominating/Corporate Governance Committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating/Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, it may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The Nominating/Corporate Governance Committee used the services of Schweichler Price & Partners, Inc. in connection with the search that identified Mr. Tolonen as a candidate for director. As part of the nominating process, all incumbent directors and non-incumbent nominees are required to submit a completed form of directors’ and officers’ questionnaire and incumbent directors may be required to participate in a peer-assessment process. The nomination process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating/Corporate Governance Committee. Each director then in office interviewed Mr. Tolonen and Ms. Mills prior to each such individual being proposed as a candidate for election to the Company’s Board of Directors.

The Nominating/Corporate Governance Committee also will consider properly submitted stockholder candidates for membership on the Board of Directors. Any stockholder of the Company wishing to submit a candidate for the Nominating/Corporate Governance Committee’s consideration must provide a written notice recommending the candidate to the Corporate Secretary of Blue Coat Systems, Inc. at 420 North Mary Avenue, Sunnyvale, CA 94085 or by fax at 1 408-220-2175 (with a confirmation copy sent by mail). The written notice must include the candidate’s name, biographical data and qualifications and attach a written consent from the candidate agreeing to be named as a nominee and to serve as a director if elected. Candidates recommended by the Company’s stockholders will be evaluated against the same criteria and under the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Board Meetings and Attendance

During fiscal 2009, the Board of Directors held ten (10) meetings. Each of the directors participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of a committee of the Board of Directors on which each such director then served. The independent members of the Board of Directors regularly meet in executive sessions.

The Company encourages attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. At the Company’s 2008 Annual Meeting of Stockholders (held on October 2, 2008), the members of the Board of Directors in attendance and available for questions were Messrs. NeSmith, Hanna, Barth and Tolonen and Dr. Howes.

Code of Business Conduct

The Company’s Board of Directors has adopted a Code of Business Conduct, which outlines the principles of legal and ethical business conduct under which the Company does business. The Code of Business Conduct is applicable to all of the Company’s directors, officers and employees. The Code of Business Conduct is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations. Upon request to the Company’s Secretary, the Company will provide a copy of the Code of Business Conduct free of charge. Any substantive amendment of the Code of Business Conduct, and any waiver of the Code of Business Conduct for executive officers or directors, will be made only after approval by the Company’s Board of Directors or a committee of the Board, and will be disclosed on the Company’s Web site. In addition, any such waiver will be disclosed within four days on a Form 8-K filed with the SEC if then required by applicable rules and regulations.

Independence of Directors

The Company’s Board of Directors has reviewed the criteria for determining the independence of the Company’s directors under NASDAQ Rule 4200, Item 407(a) of Regulation S-K and the Company’s Corporate Governance Guidelines. It has affirmatively determined that each of Messrs. Barth, Geeslin, Hanna and Tolonen, Ms. Mills and Dr. Howes is independent under such criteria. Accordingly, during fiscal 2009 and continuing through the date of this Proxy Statement, the Company’s Board of Directors has been comprised of a substantial majority of directors who qualify as independent directors under the rules adopted by the SEC and NASDAQ, as supplemented by the Company’s Corporate Governance Guidelines.

In considering the independence of the Company’s directors, the Board of Directors specifically addressed those matters disclosed in “Certain Relationships and Related Transactions,” below. Except as disclosed in that section, there were no specific transactions, relationships or arrangements that were considered by the Board of Directors in determining the independence of any of the Company’s directors.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors. The Audit Committee appoints and oversees an independent registered public accounting firm to audit the Company’s financial statements. In addition, the Audit Committee approves the scope of the annual audits and fees to be paid to the Company’s auditors, and meets with the auditors on a regular basis without management present. The Company’s management has primary responsibility for preparing the Company’s financial statements and managing its financial reporting process, and for internal controls and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on its assessment of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management on the basis of the information it receives, its discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee reviewed and discussed the audited financial statements with the Company’s management and Ernst & Young.

•

The Audit Committee discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit), and other topics as required by the SEC and Public Company Accounting Oversight Board (“PCAOB”).

•

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and has discussed with Ernst & Young their independence. On that basis, the Audit Committee believes that Ernst & Young is independent.

Aggregate fees for professional services rendered for the Company by Ernst & Young for the fiscal years ended April 30, 2009 and 2008, were:

	April 30,
	2009	2008
Audit Fees	$2,264,627	$1,747,339
Audit-Related Fees	564,440	29,095
Tax Fees	193,629	10,926

TOTAL	$3,022,696	$1,787,360

Audit fees for the fiscal years ended April 30, 2009 and 2008 were for professional services rendered for the annual audit of the Company’s consolidated financial statements, including the audit of the Company’s internal controls over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required in international locations, and consents. Audit-Related Fees for the fiscal year ended April 30, 2009 were for audit activity in connection with the Company’s acquisition of Packeteer, Inc. (“Packeteer”), which was completed on June 6, 2008; and audit activity related to the registration statement filed on Form S-3, related to the issuance of the Company’s zero coupon senior convertible notes and associated warrants in a private placement on June 2, 2008. Audit-Related Fees for the fiscal year ended April 30, 2008 were for audit activity in connection with the Company’s acquisition of Packeteer, Inc.; the Company’s Fiscal 2007 Tender Offer to the Company’s employees that had been granted stock options with an exercise price less than fair market value when awarded; and the Company’s response to an SEC comment letter, dated February 20, 2008. Tax fees for the fiscal year ended April 30, 2009 were for services related to tax compliance and tax consulting services. Tax fees for the fiscal year ended April 30, 2008 were for services related to tax compliance.

The Audit Committee has adopted pre-approval policies and procedures for audit and non-audit services. All audit, audit-related, tax and permissible non-audit services are approved in advance by the Audit Committee to assure they do not impair the independence of the Company’s independent registered public accountant. When considered necessary, management prepares an estimate of fees for the service and submits the estimate to the Audit Committee for its review and pre-approval. Any modifications to the estimates will be submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting, or if action is required sooner, to the Chairman of the Audit Committee. All fees paid to the Company’s independent registered public accounting firm during fiscal 2008 and fiscal 2009 were in accordance with this pre-approval policy.

Based on the Audit Committee’s discussions with management and Ernst & Young, and the Audit Committee’s review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended, and the Board of Directors subsequently approved, the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009, for filing with the SEC. The Audit Committee also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2010.

Submitted by the following members of the Audit Committee:

James A. Barth

Timothy A. Howes

James R. Tolonen

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2009 were Ms. Mills, Mr. Geeslin and Dr. Howes. Ms. Mills was appointed to the Compensation Committee on January 5, 2009. None of Ms. Mills, Dr. Howes nor Mr. Geeslin was at any time an officer or employee of the Company. None of the Company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Communication with the Board of Directors

Interested parties, including stockholders, may contact the Board of Directors or any committee of the Board of Directors by sending correspondence to the attention of Corporate Secretary, c/o Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085. Any mail received by the Corporate Secretary will then be forwarded to the members of the Board of Directors or the appropriate committee for further action, if necessary. The non-management directors have requested that the Corporate Secretary not forward to them advertisements, solicitations for periodicals or other subscriptions, and other similar communications.

DIRECTOR COMPENSATION

Prior to fiscal 2009, the Company’s non-employee members of the Board of Directors were compensated for their services solely by awards of stock options. For fiscal 2009, the Compensation Committee reviewed director compensation with the assistance of its compensation consultant, Radford, and recommended a new compensation program for non-employee members of the Board of Directors, which was subsequently approved by the Board of Directors. The purpose of the revisions was to provide a mix of cash and equity compensation that was better aligned with the practices of similar companies and would attract qualified candidates to serve on the Board of Directors. The compensation program is intended to more highly compensate those roles that place greater demands on directors. Cash compensation is paid quarterly in arrears in the form of a retainer. No meeting fees are paid.

For fiscal 2009, director compensation included the payment of cash compensation to each non-employee member of the Board of Directors, as follows:

Annual Board Member Retainer	$24,000
Annual Chairman of the Board Retainer	$10,000
Annual Retainer for Committee Chairmen
Audit Committee	$35,000
Compensation Committee	$10,000
Nominating/Corporate Governance Committee	$5,000
Annual Committee Member Retainer
Audit Committee	$10,000
Compensation Committee	$8,000
Nominating/Corporate Governance Committee	$5,000

A retainer for Committee membership is only paid if an individual does not serve as Chairman of that Committee.

For fiscal 2009, the Company’s director compensation program provided for the following option grants:

•	An individual who joins the Board of Directors is granted an option to purchase 15,000 shares of Common Stock on the date he or she first joins.

•

Upon the conclusion of each regular annual meeting of the Company’s stockholders, each incumbent director that will continue to serve on the Board of Directors is granted an option to purchase 8,000 shares of Common Stock.

•

Upon the conclusion of each regular annual meeting of the Company’s stockholders, and in addition to the award for service as a director, each director who will serve as a member of the Audit Committee (but not as the Chairman) is granted an option to purchase 1,000 shares of Common Stock and each director who will serve as Chairman of the Audit Committee is granted an option to purchase 2,000 shares of Common Stock.

•	No annual award is granted to an individual that has received an award for commencement of service on the Board during that calendar year.

•	Each stock option vests in four equal annual installments following the date of grant.

DIRECTOR COMPENSATION—Fiscal 2009

The following table provides information on the compensation awarded to, earned by, or paid to each person who served as a director during fiscal 2009, other than Mr. NeSmith, who also served as an executive officer.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
James A. Barth	64,000	260,353	324,353
Keith Geeslin	34,000	114,526	148,526
David W. Hanna	40,028	142,614	182,642
Timothy A. Howes	48,515	183,813	232,328
Carol G. Mills (2)	10,348	5,943	16,291
James R. Tolonen (3)	32,153	47,094	79,247

(1)	The amounts in this column represent the dollar amount recognized by the Company for financial statement reporting purposes with respect to all options held by each director during fiscal 2009 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, (“SFAS 123(R)”), with the exception that any estimate of forfeitures related to service-based vesting has been disregarded. See Note 8 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed on June 22, 2009 for a discussion of all assumptions made by the Company in determining the SFAS 123(R) values of its equity awards. For information on the valuation assumptions for grants made prior to fiscal 2006, see the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the respective fiscal year.
(2)	Ms. Mills joined the Board of Directors on January 5, 2009.
(3)	Mr. Tolonen joined the Board of Directors on May 21, 2008.

The following table provides additional information on each of the options awarded to the Company’s non-employee directors in fiscal 2009, as well as the options held by the non-employee directors at the end of fiscal 2009.

Name	Grant Date	Option Awards Granted During Fiscal Year 2009 (#)	Grant Date Fair Value ($)(1)	Outstanding Option Awards At April 30, 2009 (#)
James A. Barth	10/2/08	10,000	72,482	112,000
Keith Geeslin	10/2/08	8,000	57,986	44,000
David W. Hanna	10/2/08	8,000	57,986	122,500
Timothy A. Howes	10/2/08	9,000	65,234	55,000
Carol G. Mills	1/5/09	15,000	75,504	15,000
James R. Tolonen	5/21/08	15,000	200,015	15,000

(1)	The amounts in this column represent the grant date fair value determined in accordance with SFAS 123(R), with the exception that any estimate of forfeitures related to service-based vesting has been disregarded. See Note 8 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed on June 22, 2009 for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2010. Although ratification by the Company’s stockholders is not required by law, the Board of Directors has determined that it is desirable to seek ratification of this selection by the stockholders. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP.

Ernst & Young LLP has audited the Company’s financial statements since 1999. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 30, 2010, AND PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES A CONTRARY CHOICE IN THE PROXY.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO 2007 STOCK INCENTIVE PLAN

TO INCREASE SHARE RESERVE

The 2007 Stock Incentive Plan (the “2007 Plan”) was originally adopted by the Company’s Board of Directors in August 2007 and approved by the Company’s stockholders on October 2, 2007. The 2007 Plan currently authorizes the issuance of four million (4,000,000) shares of Common Stock.* As of September 1, 2009, 4,059,977 shares have been granted under the 2007 Plan and 809,481 shares remained available for grant. Further, as of September 1, 2009, there were 8,132,782 shares of Common Stock subject to issuance upon exercise of outstanding options under all of the Company’s equity compensation plans, which includes the 2007 Plan, the Prior Plans (as defined in the 2007 Plan) and certain plans assumed in connection with acquisitions. As of such date, there also were a total of 695,180 shares subject to outstanding restricted stock and restricted stock unit awards that remain subject to vesting and/or forfeiture.

The Company is requesting that the stockholders approve amendments to the share reserve under the 2007 Plan to increase the number of shares available for issuance by 2,000,000 shares and provide that shares of Common Stock awarded as restricted stock or stock units (“full value awards”) will be counted against the share reserve as 1.25 shares of Common Stock for every one share of Common Stock subject to the full value award.

Increase in Available Shares

On August 20, 2009, the Board of Directors approved the proposed change in the share reserve, subject to approval by the Company’s stockholders. The Board of Directors believes that the number of shares currently available under the 2007 Plan is insufficient to provide for future equity incentives to employees and non-employee members of the Board of Directors. The Company believes that its ability to make equity awards is critical to its continued success in enhancing and retaining talented personnel to further its long term business strategy. As a consequence, the Board of Directors believes that approval of this amendment is in the best interests of the Company and its stockholders.

The increase of 2,000,000 shares of Common Stock available for issuance under the 2007 Plan will result in additional potential dilution of the Company’s existing stockholders. This additional amount comprises approximately 5% of the Company’s issued and outstanding Common Stock on September 1, 2009.

The amount of the proposed share increase is equal to approximately the net amount budgeted by the Company for equity awards to new hires and current employees for a period of two years from September 1, 2009, net of an allowance for projected forfeitures. This is an estimate based on current plans, assuming a lower annual usage than in recent years; however, should circumstances change, the Company may require a lesser or greater number of shares than it currently projects during this period of time to attract and retain employees.

Summary Description of the 2007 Plan (as Amended and Restated)

A summary of the principal features of the 2007 Plan, as it was amended and restated by the Board of Directors, effective August 20, 2009, appears below. This discussion also includes the proposed changes to the share reserve, which is subject to stockholder approval. This summary is not a complete description of all of the provisions of the 2007 Plan, and is qualified in its entirety by the specific language of the 2007 Plan. A copy of the 2007 Plan, as amended and restated, is provided as Appendix B to this Proxy Statement.

*	On October 3, 2007, the Company issued a stock dividend of one (1) share of the Company’s Common Stock for one (1) share of the Company’s Common Stock issued and outstanding as of the record date of September 13, 2007. The share numbers, dollar amounts and conversion rates contained in the description of the 2007 Plan have been adjusted for the stock dividend.

Purpose. The 2007 Plan is intended to attract, motivate, and retain (i) employees, (ii) directors of the Company who are not employees of the Company, and (iii) consultants who provide significant services to the Company. The 2007 Plan also is designed to encourage stock ownership by employees, directors, and consultants, thereby aligning their interests with those of the Company’s stockholders.

Structure. Four types of equity compensation (“Awards”) may be issued under the 2007 Plan. Stock options give optionees the right to purchase shares of Common Stock at an exercise price determined at the time the option is granted. Direct issuances of restricted stock may be acquired at a price determined by the Compensation Committee or as a bonus for the performance of services. Stock appreciation rights (“SAR”) allow eligible persons to benefit from increases in the value of the Common Stock, but do not provide any ownership interest in the Common Stock. Stock units allow persons to obtain shares of Common Stock on specified dates without any cash consideration.

Administration. The Compensation Committee administers the 2007 Plan. The 2007 Plan may also be administered by a secondary committee comprised of two or more members of the Board with respect to awards to employees or consultants who are not (a) executive officers or (b) non-employee members of the Board.

Generally, the Compensation Committee has full authority to determine which individuals are to receive Awards under the 2007 Plan, the number of shares to be covered by each granted option or other Award, the date or dates on which the option is to become exercisable or the Award is to vest, the maximum term for which the option or Award is to remain outstanding, and the remaining provisions of the option grant or Award.

Amendments and Termination

The Board may amend or modify the 2007 Plan in any and all respects whatsoever. The approval of the Company’s stockholders will be obtained to the extent required by applicable law or regulation, and stockholder approval must be obtained to amend the prohibition on decreasing the exercise price for any outstanding option. The Board may, at any time and for any reason, terminate the 2007 Plan. The 2007 Plan will automatically terminate on August 27, 2017. Any Awards outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grants.

Eligibility. Employees (including officers), directors and consultants who render services to the Company or its subsidiary corporations (whether now existing or subsequently established) are eligible to receive Awards under the 2007 Plan.

On August 20, 2009, the Board of Directors amended the 2007 Plan to terminate the provisions in the 2007 Plan that related to the making of automatic option grants to non-employee members of the Board of Directors in order to provide greater flexibility in the appropriate amount and mix of equity compensation. The Compensation Committee will determine the amount and types of grants to directors, subject to the approval of the full Board of Directors. The Company’s policy in fiscal 2009 with respect to grants of options to non-employee members of the Board of Directors is described under “Director Compensation.” The Company’s director grant policy approved for fiscal 2010 will generally be the same as that for fiscal 2009 (as described elsewhere in this proxy), except that it will provide for pro rata grants based upon length of service for any director that commences service during the calendar year.

Securities Subject to 2007 Plan. The maximum number of shares of Common Stock reserved under the 2007 Plan as originally approved by stockholders was 4,000,000 shares of Common Stock, plus any shares reserved against equity awards under the 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan, 1999 Director Option Plan, or 2007 New Employee Stock Incentive Plan (the “Prior Plans”) that were outstanding as of October 2, 2007. If the Company’s stockholders approve the proposed amendment, this share limit will be increased by 2,000,000 shares of Common Stock, and shares of Common Stock awarded as full value awards that are counted against the share reserve will be amended to be 1.25 shares of Common Stock (currently 1.5 shares) for every one share of Common Stock subject to the full value award.

No one person participating in the 2007 Plan may receive options or SARs for more than 500,000 shares of Common Stock per fiscal year. However, the Company may grant to a new employee options or SARs covering a maximum of 1,000,000 shares in the fiscal year in which his or her service as an employee first begins. In no event shall more than 250,000 full value awards that are subject to performance-based vesting conditions be granted to any participant in a single fiscal year of the Company, except that 500,000 full value awards may be granted to a new employee in the fiscal year of the Company in which his or her service as an employee first commences.

Common Shares that are reacquired or withheld by the Company to pay the exercise price of an award made under the 2007 Plan, as well as any Common Shares reacquired or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2007 Plan. Common Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2007 Plan will again be available for subsequent awards under the 2007 Plan as if such awards had never been made. Further, if full value awards are forfeited or repurchased by the Company, then 1.25 times the number of shares of Common Stock so forfeited or repurchased will again become available for issuance under the 2007 Plan.

Terms of Option Grants

Price and Exercisability

The option exercise price per share may not be less than one hundred percent (100%) of the fair market value of the Common Stock on the grant date. Fair market value of the stock generally means the closing price as reported on NASDAQ. Options become exercisable at such time or times and during such period as the Compensation Committee may determine and set forth in the instrument evidencing the option grant.

The exercise price may be paid in cash or in shares of Common Stock. Options may also be exercised through a same-day sale program, pursuant to which a designated brokerage firm is to immediately sell the shares purchased under the option and pay over to the Company sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes. The exercise price may also be paid in any other form approved by the Compensation Committee that is allowed by applicable law.

Neither the Compensation Committee nor any other person may decrease the exercise price for any outstanding option after the date of grant nor cancel or allow an optionee to surrender an outstanding option to the Company as consideration for the grant of a new option with a lower exercise price or the grant of another type of equity award the effect of which is to reduce the exercise price of any outstanding option.

No optionee is to have any stockholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become the holder of record of the shares. Options are not assignable or transferable other than by will or the laws of descent and distribution, and during the optionee’s lifetime, the option may be exercised only by the optionee.

Termination of Service

Any option held by the optionee at the time of cessation of service will not remain exercisable beyond the designated post-service exercise period, which generally is three (3) months from termination date. Under no circumstances may any option be exercised after the expiration of the option term (with the maximum term of any option being ten years). Each such option will normally, during such limited period, be exercisable only to the extent of the number of shares of Common Stock in which the optionee is vested at the time of cessation of service. The Compensation Committee has discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and to accelerate the exercisability of such options in whole or in part in the event of the optionee’s death, disability or retirement. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

Incentive Stock Options

Incentive stock options may only be granted to individuals who are employees of the Company or its parent or subsidiary corporation. During any calendar year, the aggregate fair market value (determined as of the grant date(s)) of the Common Stock for which one or more options granted to any employee under the 2007 Plan (or any other equity plan of the Company or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under Section 422 of the Code shall not exceed $100,000.

Stock Appreciation Rights. Eligible individuals may, at the discretion of the Compensation Committee, be granted SARs either in tandem with or independent of their option grants under the 2007 Plan. Upon exercise of an independent SAR, the individual will be entitled to a cash distribution from the Company in an amount per share equal to the excess of (i) the fair market value per share of Common Stock on the date of exercise over (ii) the exercise or base price. The exercise or base price may not be less than fair market value on the grant date. Tandem SARs provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option on the date of exercise over (ii) the aggregate exercise price payable for such shares. An appreciation distribution may, at the discretion of the Compensation Committee, be made in cash or in shares of Common Stock. Neither the Compensation Committee nor any other person may decrease the exercise or base price for any outstanding SAR after the date of grant nor cancel or allow an optionee to surrender an outstanding SAR to the Company as consideration for the grant of a new SAR with a lower exercise or base price or the grant of another type of equity award the effect of which is to reduce the exercise price of any outstanding SAR. The Compensation Committee has the discretionary authority to provide for accelerated vesting of a SAR in connection with death, disability or retirement.

Awards of Restricted Stock. Restricted stock may be sold at a price per share determined by the Compensation Committee on the date of issuance, payable in cash. Shares may also be issued solely as a bonus for past or future services. In no event shall more than 250,000 restricted shares that are subject to performance-based vesting conditions be granted to any participant in a single fiscal year of the Company, except that 500,000 restricted shares may be granted to a new employee in the fiscal year of the Company in which his or her service as an employee first commences. In no event shall vesting be at a rate faster than (a) one year following the date of grant, if vesting is subject to achievement of performance goals, and (b) three years following the date of grant if vesting is not subject to achievement of performance goals. No dividends may be paid on restricted stock.

The issued shares may be subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Compensation Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Compensation Committee. The Compensation Committee has the discretionary authority to provide for accelerated vesting of Restricted Stock in connection with death, disability or retirement.

Awards of Stock Units. Stock units may be awarded for no cash consideration. Stock units may also be granted in consideration of a reduction in the recipient’s other compensation or in consideration of services rendered. Each award of stock units shall be subject to vesting, and vesting shall occur upon satisfaction of the conditions specified by the Compensation Committee. Settlement of vested stock units may be made in the form of cash, shares of Common Stock or a combination of both. In no event shall more than 250,000 stock units that are subject to performance-based vesting conditions be granted to any participant in a single fiscal year of the Company, except that 500,000 stock units may be granted to a new employee in the fiscal year of the Company in which his or her service as an employee first commences. In no event shall vesting be at a rate faster than (a) one year following the date of grant, if vesting is subject to achievement of performance goals, and (b) three years following the date of grant if vesting is not subject to achievement of performance goals. The Compensation Committee has the discretionary authority to provide for accelerated vesting of Stock Units in connection with death, disability or retirement. No dividend equivalents may be paid on stock units.

Certain Performance-Based Awards. In order to enable the Company to avail itself of the tax deductibility of “qualified performance-based compensation,” within the meaning of Section 162(m) of the Code, the vesting of full value awards may be dependent upon the attainment of objective performance targets relative to certain performance measures. The performance goals that may be used by the Compensation Committee for awards of full value awards shall consist of: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, stockholder return and/or value, stock price and working capital. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: asset write-downs; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for Board-approved reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year. The Compensation Committee shall determine such performance. The performance target shall be based on one or more of the criteria discussed above. The Compensation Committee shall identify such target not later than the 90th day of such year. The Compensation Committee can select other goals not listed here for Awards that are not intended to meet the requirements of “qualified performance-based compensation.” The Compensation Committee may specify that the performance-based awards will become payable in whole or in part in the event of the recipient’s termination of employment as a result of death, disability or retirement.

Change in Control Provisions

Potential Acceleration of Options and Awards

Upon the occurrence of a Change in Control each outstanding Award under the 2007 Plan may be assumed by the successor corporation (or parent) or be replaced with a comparable Award to purchase shares of the capital stock of the successor corporation (or parent). If Awards are not so assumed or replaced, then immediately prior to the effective date of the Change in Control, they become fully vested and, if applicable, exercisable for all of the shares at the time subject to such Award. Immediately following the consummation of the Change in Control, all outstanding Awards will terminate and cease to be exercisable, except to the extent assumed by the successor corporation.

In addition, in the event that the Award is assumed by the successor corporation (or parent thereof) and the participant experiences an involuntary termination within eighteen (18) months following a Change in Control, each outstanding Award shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the involuntary termination, become fully vested and, if applicable, exercisable. Involuntary termination includes discharge without cause and certain voluntary resignations following a reduction in compensation or responsibility or relocation.

A Change in Control includes:

•

The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

•	The sale, transfer or other disposition of all or substantially all of the Company’s assets;

•	A change in the composition of the Board of Directors, as a result of which fewer than 50% of the incumbent directors are directors who either:

•	Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

•

Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this paragraph; or

•

Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this subparagraph, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

In the event that the Company is a party to a merger or consolidation, outstanding Awards shall be subject to the agreement of merger or consolidation. Such agreement shall provide for: (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation; (b) the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary; (c) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards; (d) full exercisability or vesting and accelerated expiration of the outstanding Awards; or (e) settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

Changes in Capitalization

In the event any change is made to the Common Stock issuable under the 2007 Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments will automatically be made to (i) the maximum number and/or class of securities issuable under the 2007 Plan, (ii) the maximum number and/or class of securities for which any one person may be granted options, stock appreciation rights, restricted stock and stock units per fiscal year, and (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option (including any option incorporated from the predecessor plans).

Each outstanding Award that is assumed in connection with a Change in Control will be appropriately adjusted to apply and pertain to the number and class of securities that would otherwise have been issued, in consummation of such Change in Control, to the participant had the Award been exercised immediately prior to the Change in Control. Appropriate adjustments will be made to the exercise price payable per share and to the class and number of securities available for future issuance under the 2007 Plan on both an aggregate and a per-participant basis.

Federal Income Tax Consequences of Options Granted under the 2007 Plan. Options granted under the 2007 Plan may be either incentive stock options that satisfy the requirements of Section 422 of the Code or non-statutory options that are not intended to meet such requirements. The U.S. federal income tax treatment for the two types of options differs, as follows:

Incentive Stock Options

No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares generally is includable in alternative minimum taxable income. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two (2) years after the grant date of the option and more than one (1) year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the date the option was exercised (or if later the date any forfeiture restriction lapsed) over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then the Company may be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of the income recognized by the employee. In no other instance will the Company be allowed a deduction with respect to the optionee’s disposition of the purchased shares. The Company anticipates that any compensation deemed paid by the Company upon one or more disqualifying dispositions of incentive stock option shares by the Company’s executive officers will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

Non-Statutory Options

No taxable income is recognized by an optionee upon the grant of a non-statutory option with an exercise price equal to or greater than the fair market value of the stock. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

Special provisions of the Code apply to the acquisition of Common Stock under a non-statutory option if the purchased shares are subject to repurchase by the Company. These special provisions may be summarized as follows:

(i)	If the shares acquired upon exercise of the non-statutory option are subject to repurchase by the Company at the original exercise price in the event of the optionee’s termination of service prior to vesting in such shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company’s repurchase right lapses, an amount equal to the excess of (A) the fair market value of the shares on the date such repurchase right lapses with respect to such shares over (B) the exercise price paid for the shares.

(ii)	The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (A) the fair market value of the purchased shares on the exercise date (determined as if the shares were not subject to the Company’s repurchase right) over (B) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

The Company may be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee. The Company anticipates that the compensation deemed paid by the Company upon the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

Stock Appreciation Rights

A participant who is granted a SAR will generally recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company may be entitled to a business expense deduction equal to the appreciation distribution for the taxable year of the Company in which the ordinary income is recognized by the participant.

Stock Issuances

The tax principles applicable to direct stock issuances under the 2007 Plan will be substantially the same as those summarized above for the exercise of non-statutory options.

New Plan Benefits

Awards made under the 2007 Plan are discretionary, so it is not possible to determine the benefits that will be received by the participants in the future. The Awards received by the Company’s named executive officers in fiscal 2009 are as set forth in the “Grants of Plan-Based Awards During Fiscal 2009” table below, and the Awards received by the directors are as set forth under “Director Compensation” above.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE SHARE RESERVE UNDER THE 2007 STOCK INCENTIVE PLAN, AND PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES A CONTRARY CHOICE IN THE PROXY.

PROPOSAL NO. 4

APPROVAL OF AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN

The Company’s Employee Stock Purchase Plan (the “Purchase Plan”) was adopted by the Board of Directors on September 24, 1999, and made effective upon the Company’s initial public offering. It has been amended on various occasions. On August 20, 2009, the Board of Directors unanimously adopted a resolution approving, subject to approval by the Company’s stockholders, the amended and restated Purchase Plan that, among other things, amends Section 13(a) of the Purchase Plan to: (i) increase the maximum number of shares of Common Stock authorized for issuance under the Purchase Plan by three million (3,000,000) shares of Common Stock; and (ii) eliminate the automatic annual increase, or “evergreen,” feature of the Purchase Plan. The Company is proposing that the stockholders approve the amended and restated Purchase Plan.

As of September 1, 2009, 504,854 shares remain available for purchase in the current and future offering periods under the Purchase Plan. If the stockholders approve this amendment, the maximum aggregate number of shares that may be issued under the Purchase Plan will increase by 3,000,000 shares, and the shares available for purchase in the current and future offering periods under the Purchase Plan will be 3,504,854.

The Purchase Plan presently provides that the number of shares of Common Stock available for purchase under the Purchase Plan automatically will be increased by 200,000 on January 31 of each year, unless such amount is affirmatively reduced by the Company’s Board of Directors. If the stockholders approve this amendment, this automatic increase will be deleted and future increases in the shares of Common Stock available under the Purchase Plan will be subject to stockholder approval.

The Company believes that the Purchase Plan is an important tool to attract and retain the best employees, and to promote broad based participation by its employees in the Company’s growth and success. The Company believes that increasing the number of shares of common stock authorized for issuance under the Purchase Plan is necessary to ensure that a sufficient reserve of common stock is available under the Purchase Plan for new and continuing employees.

Along with the amendments set forth above, the Purchase Plan is being modified to provide for certain other clarifying changes.

As of September 1, 2009, there were a total of 827 employees of the Company and various subsidiaries participating in the Purchase Plan. This number represents approximately 62% of the total number of employees that were then eligible to participate in the Purchase Plan. The number of participants in the Purchase Plan and the number of shares purchased under the Purchase Plan has grown steadily during the past several years, as the Company has increased the number of its employees, both through internal growth and by acquisition, and has offered the benefits of the Purchase Plan to a number of employees outside of North America. Currently, employees of the Company and eleven of its subsidiaries are eligible to purchase Common Stock under the Purchase Plan. During the offering period that ended August 31, 2009, 435,817 shares were purchased under the Purchase Plan.

Summary Description of the Purchase Plan (as Proposed to Be Amended and Restated)

A summary of the principal features of the Purchase Plan, as it is proposed to be amended and restated, appears below. This summary is not a complete description of all of the provisions of the Purchase Plan, and is qualified in its entirety by the specific language of the Purchase Plan. A copy of the Purchase Plan, as amended, is provided as Appendix C to this Proxy Statement.

General

The Purchase Plan is intended to qualify under Section 423 of the Code. It is not a tax-qualified, deferred compensation plan under Section 401(a) of the Code, nor is it subject to the provisions of the Employee

Retirement Income Security Act of 1974 (ERISA). The purpose of the Purchase Plan is to provide employees (including executive officers) of the Company with an opportunity to purchase Common Stock of the Company at a discount to market price through payroll deductions.

Administration

The Purchase Plan is administered by a Committee appointed by the Board of Directors. The Board of Directors presently has appointed the Compensation Committee to administer the Purchase Plan. All questions of interpretation or application of the Purchase Plan are determined by the Committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility and Participation

Employees (including executive officers) who are customarily employed for at least 20 hours per week and more than five months per calendar year with the Company or any designated subsidiary of the Company are eligible to participate in the Purchase Plan, subject to certain limitations imposed by the Code and certain other limitations set forth in the Purchase Plan or determined by the Committee. Members of the Company’s Board of Directors who are not employees and other non-employees, such as consultants, are not eligible to participate in the Purchase Plan.

Eligible employees become participants in the Purchase Plan by enrolling online and authorizing payroll deductions prior to the applicable offering period. A participant’s enrollment continues to be effective for each consecutive offering period until the participant withdraws from the Purchase Plan or ceases to be eligible to participate in the Purchase Plan.

Offering Periods; Purchase Price

The Purchase Plan operates by a series of consecutive offering periods of approximately six months duration, commencing on each September 1 and March 1, and ending on each February 28 (or February 29) and August 31, respectively. Purchases of Common Stock are made for participants at the end of each offering period by applying payroll deductions accumulated over the preceding six months towards such purchases. The price at which these purchases are made equal 85% of the lesser of the fair market value of the Common Stock on the first trading day of the applicable offering period (i.e., the offering date) or the fair market value of the Common Stock on the last trading day of the offering period (i.e., the purchase date). For example, if a participant who enrolled in the offering period beginning on March 1, 2010 continues in the Purchase Plan through the end of that period, he or she will make a final purchase of stock on August 31, 2010 at 85% of the lesser of the fair market value of the stock on March 1, 2010 or the fair market value on August 31, 2010. Members of the Company’s Board of Directors who are not employees and other non-employees, such as consultants, are not eligible to participate in the Purchase Plan. The Compensation Committee or the Board of Directors may increase the purchase price for offering periods. On September 1, 2009 the per share closing price of the Company’s common stock was $18.76 as reported on the NASDAQ Global Select Market.

Limitations on Participation

Under guidelines adopted by the Compensation Committee, employees are permitted to have from 1% to 25% of their compensation accumulated and applied toward purchases of Common Stock under the Purchase Plan; provided, however, no employee may have more than $10,000 accumulated and applied toward purchases in any single offering period. The compensation that can be accumulated and applied toward purchase of Common Stock under the Purchase Plan generally includes salary, commissions, bonuses and other compensation paid by the Company, but excludes non-cash items, moving and relocation allowances, reimbursements, car allowances, equalization payments, income attributable to the exercise of stock options and similar items. In addition, no employee may purchase more than 1,200 shares of common stock under the Purchase Plan in any one six-month purchase period. The tax laws further limit the amount of stock that may be purchased during any year, depending on the value of the stock.

A participant may not purchase Common Stock under the Purchase Plan if, immediately after the participant enrolls, the participant would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. For purposes of this calculation, the participant is deemed to own shares attributed to him under Section 424(d) of the Code, as well as any stock that the participant has a right to purchase under the Purchase Plan or any other employee stock purchase plan of the Company and its subsidiaries.

The Company may make a pro rata allocation of the shares of Common Stock remaining available for purchase if the total number of shares that participants elect to purchase exceeds the number of shares available in the Purchase Plan on the purchase date. Employees may withdraw from the Purchase Plan and receive back their accumulated payroll deductions, without interest, at any time prior to a purchase date. If an employee does not withdraw prior to the end of an offering period, he or she will continue to participate in the subsequent offering period.

Payroll Deductions

The purchase price of the shares to be acquired under the Purchase Plan is accumulated by payroll deductions over an offering period. The deductions may not be at a rate of less than 1% or more than 25% of a participant’s compensation on each payday during the offering period. A participant may change his or her rate of contribution as of the beginning of each six-month offering period. A participant may discontinue his or her participation in the Purchase Plan by withdrawing at any time prior to a purchase date. When a participant withdraws, he or she receives back the payroll deductions accumulated under the Purchase Plan, but does not receive interest on such amounts. Amounts contributed to the Purchase Plan are part of the Company’s general funds and are not required to be segregated. Payroll deductions for a participant begin with the first full payroll following the commencement of the applicable offering period.

Termination of Employment or Loss of Eligibility

A participant will no longer be eligible to participate in the Purchase Plan if the participant’s employment is terminated for any reason, including retirement or death, or if the participant fails to return to work from an approved leave during an offering period. In such event, any payroll deductions credited to the participant’s account will be returned to the participant’s account or, in the event of death, to the participant’s designated beneficiary or estate, without interest.

Adjustments

In the event of an increase or decrease in the number of outstanding shares of Common Stock resulting from a subdivision or consolidation of shares or payment of a stock dividend, the Committee will make proportionate adjustments to the purchase price and to the number of shares of Common Stock subject to purchase under the Purchase Plan, the number of shares of Common Stock authorized for issuance under the Purchase Plan, and the maximum number of shares that may be purchased by an employee during any offering period.

A surviving corporation or its parent corporation may assume the Purchase Plan in the event of a merger or consolidation of the Company with or into another corporation or any other corporate reorganization; the sale, transfer or other disposition of all or substantially all of the Company’s assets; or the complete liquidation or dissolution of the Company. If the Purchase Plan is not assumed, the offering period will be shortened, and the purchase of shares of Common Stock under the Purchase Plan will occur immediately prior to the transaction.

Transfer Restrictions

A participant’s rights with respect to the purchase of shares of Common Stock under the Purchase Plan, as well as payroll deduction accumulated under the Purchase Plan, may not be assigned, transferred, encumbered or otherwise disposed of in any way except by beneficiary designation or the laws of descent and distribution. If a participant attempts such a transfer, it will be treated as an election to withdraw from the Purchase Plan.

Amendment and Termination of the Purchase Plan

The Purchase Plan does not have an expiration date, but the Board of Directors may amend, suspend or terminate the Purchase Plan at any time and without notice; provided, however, that any increase in the aggregate number of shares of Common Stock to be issued under the Purchase Plan must be approved by the Company’s stockholders. The Board of Directors has amended the Purchase Plan from time to time for clarifying changes.

Tax Information

The following is only a summary of the effect of U.S. federal income taxation upon the participants and the Company with respect to the Purchase Plan, and does not purport to be complete. The summary does not address the income tax laws of any other jurisdiction to which participants or the Company may be subject.

The Purchase Plan is intended to qualify under the provisions of Section 423 of the Code. Under these provisions, no income is taxable to a participant until the shares of Common Stock purchased under the Purchase Plan are sold or otherwise disposed of.

If a participant disposes of Common Stock purchased under the Purchase Plan within two years from the offering date applicable to the shares, a transaction referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the stock on the purchase date exceeded the purchase price. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares of Common Stock for more than one year after the purchase date.

If the participant disposes of his or her shares of Common Stock more than two years after the offering date that applies to the shares, the participant will realize ordinary income in the year of such disposition equal to the lesser of (i) the difference between the fair market value of the shares of Common Stock on the date of disposition and the purchase price paid for the shares, and (ii) the amount by which the price was exceeded by the fair market value of the shares of Common Stock on the offering date. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or loss recognized on the disposition of the shares after such basis adjustment will be a long term capital gain or loss.

If the fair market value of the shares of Common Stock on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a capital loss.

The Company will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition. In all other cases, no deduction is allowed by the Company with respect to purchases under the Purchase Plan.

New Plan Benefits

The number of shares of Common Stock purchased under the Purchase Plan depends on the amount of employee contributions and the share price at the beginning and end of each offering period. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Purchase Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” AMENDING THE EMPLOYEE STOCK PURCHASE PLAN AS DESCRIBED ABOVE. PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES A CONTRARY CHOICE IN THE PROXY.

EXECUTIVE OFFICERS

Set forth below are the name, age, position of and biographical information about each of the Company’s executive officers, as of the date of this Proxy Statement.

Name	Age	Position(s) and Office(s) Held with the Company
Brian M. NeSmith	47	President, Chief Executive Officer and Director
Betsy E. Bayha	58	Senior Vice President, General Counsel and Secretary
Kevin T. Biggs	51	Senior Vice President, Worldwide Sales
David A. de Simone	54	Senior Vice President, Corporate Operations
Bethany J. Mayer	47	Senior Vice President, Marketing
Gordon C. Brooks (1)	47	Senior Vice President, Chief Financial Officer and Principal Financial and Accounting Officer

(1)	Gordon C. Brooks was appointed to serve as the Company’s Chief Financial Officer on September 2, 2009. Michael J. Gennaro served as the Company’s interim Chief Financial Officer and principal financial and accounting officer on a consultancy basis from May 4, 2009 until the appointment of Mr. Brooks as Chief Financial Officer. Mr. Gennaro was retained through FLG Partners, LLC, a consulting company that provides interim executive services.

Brian M. NeSmith has served as President and Chief Executive Officer and as a director of the Company since March 1999. From December 1997 to March 1999, Mr. NeSmith served as Vice President of Nokia IP, Inc., a security router company, which acquired Ipsilon Networks, Inc., an IP switching company, where Mr. NeSmith served as Chief Executive Officer from May 1995 to December 1997. From October 1987 to April 1995, Mr. NeSmith held several positions at Newbridge Networks Corporation, a networking equipment manufacturer, including Vice President and General Manager of the VIVID group. Mr. NeSmith holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

Betsy E. Bayha has served as Senior Vice President, General Counsel and Secretary of the Company since April 2007. Ms. Bayha previously served as Senior Vice President, General Counsel and Secretary of NetIQ Corporation, a provider of integrated systems and security management software solutions, from November 2001 to June 2006, when it was acquired by a consortium of private equity firms. Prior to joining NetIQ, Ms. Bayha was in private practice representing high technology corporations in licensing, corporate and litigation matters for more than 20 years. She was a partner at General Counsel Associates from November 1994 through October 2001, and was a partner at the international law firm of Coudert Brothers from December 1986 through October 1994. Ms. Bayha holds a J.D. from Harvard Law School, an M.A. in public administration from The Ohio State University and a B.A. in economics from Oakland University.

Kevin T. Biggs has served as Senior Vice President, Worldwide Sales of the Company since January 2007. Mr. Biggs joined the Company from International Business Machines, Inc. (“IBM”), a manufacturer of computers and related products, where he held the position of Vice President of New Customer Acquisition from February 2004 to December 2006. Prior to that time, Mr. Biggs served as IBM’s Vice President of Worldwide Sales, IBM Data Management Division, from August 2002 to February 2004; as IBM’s Vice President of Software Sales, IBM Americas West, from April 2002 to August 2002; and as IBM’s Vice President of Software, IBM Latin America, from September 1998 to April 2002. Prior to these executive roles, Mr. Biggs held a number of sales management positions at IBM since joining IBM in 1980. Mr. Biggs holds a B.A. in both Economics and Mathematics from Drury University.

David A. de Simone has served as Senior Vice President of the Company since September 2003. He has served as Senior Vice President, Corporate Operations of the Company since May 2007. Previously, Mr. de Simone served as Senior Vice President, Engineering of the Company from September 2003 to May 2007. From late 2002 to September 2003, Mr. de Simone worked as an independent consultant, providing technical assistance and executive coaching to several clients. From mid 2000 to late 2002, Mr. de Simone served as Vice President of Platform Development for Brocade Communications Systems, a provider of storage area networking products. From February 1989 to May 2000, Mr. de Simone held a number of positions with Tandem Computers, an enterprise computer systems and transaction processing company, and with Compaq Computer Systems, a global computer systems, storage and solutions company, subsequent to its acquisition of Tandem Computers. During the last several years of his tenure with both Compaq and Tandem, Mr. de Simone was Vice President of Clustering Technology, and earlier in his tenure with Tandem he was a Director of Engineering. Mr. de Simone has an additional 11 years of experience in a variety of engineering and operations roles. Mr. de Simone holds a B.S.E.E. from the University of California, Davis.

Bethany J. Mayer has served as Senior Vice President, Worldwide Marketing and Corporate Development of the Company since October 2008. Previously, she served as Senior Vice President, World Wide Marketing of the Company from June 2007. From February 2007 to June 2007, Ms. Mayer served as Vice President of Business Planning and Marketing with JDS Uniphase Inc., an optical components company, and from March 2005 to February 2007, as the Chief Marketing Officer for Mirapoint Inc., an e-mail and e-mail security company. Ms. Mayer was Vice President of Marketing and Product Management for Vernier Networks, a network security company, from March 2004 to March 2005, and was Vice President of Product Marketing for Skystream Networks Inc., a video networking company, from March 2000 to March 2004. Prior to those positions, Ms. Mayer held various marketing and product management positions at Cisco Systems, a networking technology company, from September 1993 to March 2000. Ms. Mayer held various operations positions and engineering program positions at Apple Computer Inc., a computer technology company, from January 1990 to September 1993. Ms. Mayer held various positions in engineering program management at Lockheed Martin Inc., an aerospace defense company, from March 1983 to January 1990. Ms. Mayer holds a B.S. in political science from Santa Clara University.

Gordon C. Brooks has served as Senior Vice President, Chief Financial Officer and Principal Financial and Accounting Officer of the Company since September 2009. From May 2009 to August 2009, he served as Vice President, Corporate Finance for VMware, Inc. Previously, from August 2008 through April 2009, Mr. Brooks served as Chief Financial Officer of Spikesource, Inc. Mr. Brooks was Senior Vice President of Finance and Corporate Controller of BEA Systems, Inc. (“BEA”) from June 2005 until February 2008, and held various finance positions at BEA from January 2000 through June 2005. Prior to joining BEA, Mr. Brooks held various finance positions. He started his career with Ernst & Young LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Summary Information about Equity Compensation Plans

As of April 30, 2009

The following table provides information as of April 30, 2009 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans, plus certain non-stockholder approved plans and awards assumed in connection with the Company’s acquisition of Packeteer.

	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	6,118,541	(3)	$23.20	(3)	2,695,758	(4)
Equity compensation plans not approved by security holders (2)	1,899,502		$30.64		1,697,606	(5)

Total	8,018,043		$21.96		4,393,364

(1)	Consists of options outstanding under the 1999 Stock Incentive Plan and 1999 Director Option Plan (“Prior Plans”), options granted and shares available under the 2007 Plan and shares available under the Purchase Plan. No future grants may be made under the Prior Plans. Each January 31, the number of shares under the Purchase Plan automatically increases by 200,000 shares, or such lesser number of shares as the Board of Directors may determine. During fiscal 2009, 200,000 shares were added to the Purchase Plan. Should the stockholders approve Proposal Number 4, the provision providing for automatic increases to the number of shares under the Purchase Plan will be eliminated.
(2)	Consists of:
(i)	Equity awards outstanding under the 2000 Supplemental Stock Option Plan (the “Supplemental Plan”), which was implemented by the Board of Directors on February 15, 2000, and the 2007 New Employee Plan (“New Employee Plan”), which was implemented by the Board of Directors on June 12, 2007. These plans were terminated upon stockholder approval of the 2007 Plan, on October 2, 2007.
(ii)	Equity awards assumed by the Company in business combinations, including those assumed in the acquisition of Packeteer. No additional awards were granted under the plans that originally issued these awards, except that the Company issued equity awards to former employees of Packeteer under the Packeteer, Inc. 1999 Stock Incentive Plan (the “Packeteer Plan”) during fiscal 2009.
(3)	Excludes purchase rights accrued under the Purchase Plan.
(4)	Includes shares available for future issuance under the Purchase Plan. As of April 30, 2009, there were 940,671 shares of Common Stock available for future issuance under the Purchase Plan and 1,755,087 shares of Common Stock available for future awards under the 2007 Plan.
(5)	Includes shares available for future issuance under the Packeteer Plan on April 30, 2009. The Packeteer Plan terminated in May 2009.

As of September 1, 2009

The following table provides information as of September 1, 2009 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans, plus certain non-stockholder approved plans and awards assumed in connection with the Company’s acquisition of Packeteer. The table below supplements the table above, which provides similar information as of the Company’s fiscal year ending April 30, 2009, in order to update stockholders with respect to the current availability of shares under the Company’s equity compensation plans. It reflects: the expiration of the Packeteer Plan in May 2009;

the Company’s annual refresh awards made in May and June 2009; and new hire and promotional awards made since April 30, 2009. As of September 1, there were 8,132,782 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans, at a weighted average exercise price of $20.89, and with a weighted average remaining life of 7.0 years. There were a total of 695,180 full value awards that remain subject to vesting and/or forfeiture. As of September 1, 2009, there were 504,854 shares of Common Stock available for future issuance under the Purchase Plan and 809,481 shares of Common Stock available for future awards under the 2007 Plan.

	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights, as of September 1, 2009		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights, as of September 1, 2009		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)), as of September 1, 2009
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	6,576,562	(3)	$23.57	(3)	1,314,335	(4)
Equity compensation plans not approved by security holders (2)	1,556,220		$26.12		—

Total	8,132,782		$20.89		1,314,335

(1)	Consists of options outstanding under the Prior Plans, options granted and shares available under the 2007 Plan and shares available under the Purchase Plan. No future grants may be made under the Prior Plans. Each January 31, the number of shares under the Purchase Plan automatically increases by 200,000 shares, or such lesser number of shares as the Board of Directors may determine. During fiscal 2009, 200,000 shares were added to the Purchase Plan. Should the stockholders approve Proposal Number 4, the provision providing for automatic increases to the number of shares under the Purchase Plan will be eliminated.
(2)	Consists of:
(i)	Equity awards outstanding under the terminated Supplemental Plan and the terminated New Employee Plan.
(ii)	Equity awards assumed by the Company in business combinations, including those assumed in the acquisition of Packeteer and awards made to former Packeteer employees under the Packeteer Plan in fiscal 2009 and in May 2009, prior to its termination. No additional shares of Common Stock can be granted under the Packeteer Plan.
(3)	Excludes purchase rights accrued under the Purchase Plan.
(4)	Includes 504,854 shares available for future issuance under the Purchase Plan. and 809,481 shares available under the 2007 Plan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 31, 2009, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of any class of the Company’s voting securities, (ii) each of the Company’s directors as of that date, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or upon conversion of convertible debt into Common Stock) within sixty (60) days of that date. Shares issuable pursuant to the (i) exercise of stock options and warrants exercisable within sixty (60) days of July 31, 2009, and (ii) conversion of convertible debt convertible within sixty (60) days of July 31, 2009, are deemed outstanding for purposes of computing the percentage of the person holding the options, warrants or convertible debt, but are not outstanding for purposes of computing the percentage of any other person. As a result, the percentage ownership of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

	Shares Beneficially Owned as of July 31, 2009(1)
	Common Stock
Name of Beneficial Owner	No. of Shares	Percentage of Class
5% shareholders:
T. Rowe Price Associates, Inc. (2).	4,551,840	11.4%
Barclays Global Investors NA (California) (3)	2,544,796	6.4%
Manchester Securities Corp. (4)	2,119,460	5.0%
Entities affiliated with Francisco Partners II, LP (5)	2,119,460	5.0%
Directors and Executive Officers:
Brian M. NeSmith (6)	821,943	2.1%
Kevin T. Biggs (7)	106,285	*
David A. de Simone (8)	272,655	*
Kevin S. Royal	24,244	*
Betsy E. Bayha (9)	86,121	*
James A. Barth (10)	106,000	*
Keith Geeslin (5)	2,150,460	5.1%
David W. Hanna (11)	451,586	1.1%
Timothy A. Howes (12)	57,000	*
Carol G. Mills	1,000	*
James R. Tolonen (13)	9,250	*
All current directors and executive officers as a group (12 persons) (14)	4,136,179	9.7%

*	Less than 1% of the outstanding shares of Common Stock.
(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each of the persons named in the table has, to the Company’s knowledge, sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person. Unless otherwise indicated, the address of each individual listed in the table is c/o Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085. The percentage of beneficial ownership is based on 39,917,493 shares of Common Stock outstanding as of July 31, 2009.
(2)	Based on a Schedule 13F filed with the SEC on March 31, 2009. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(3)	Based on a Schedule 13F filed with the SEC on June 30, 2009. The address of Barclays Global Investors NA (California) is 45 Fremont Street, San Francisco, CA 94105-2228.
(4)

Includes 1,926,782 shares of Common Stock into which Zero Coupon Convertible Senior Notes due 2013 may be converted within 60 days of July 31, 2009, and 192,678 shares of Common Stock covered by Warrants to purchase Common Stock which may be exercised within 60 days of July 31, 2009, each held by Manchester Securities Corp. The address of Manchester Securities Corp. is 712 Fifth Avenue, 36th Floor, New York, NY 10019.

(5)

Includes 1,900,674 shares of Common Stock into which Zero Coupon Convertible Senior Notes due 2013 may be converted within 60 days of July 31, 2009, and 190,067 shares of Common Stock covered by Warrants to purchase Common Stock which may be exercised within 60 days of July 31, 2009, each held by Francisco Partners II, L.P. Also includes 26,108 shares of Common Stock into which Zero Coupon Convertible Senior Notes due 2013 may be converted within 60 days of July 31, 2009, and 2,611 shares of Common Stock covered by Warrants to purchase Common Stock which may be exercised within 60 days of July 31, 2009, each held by Francisco Partners Parallel Fund II, L.P. Keith Geeslin is a Partner of Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. Mr. Geeslin disclaims beneficial ownership of the shares held by these entities, except to the extent of his economic interest in the funds. The number of shares of Common Stock held by Mr. Geeslin also includes 31,000 shares subject to options that are exercisable within 60 days of July 31, 2009. The address of Francisco Partners is One Letterman Drive, Building C, Suite 410, San Francisco, CA 94111.

(6)	Includes 120,162 shares subject to options that are exercisable within 60 days of July 31, 2009 and 37,181 restricted shares subject to forfeiture, and 470,000 shares held by the Brian M. and Nancy J. NeSmith Family Trust, 100,000 shares held by the 2009 Brian M. NeSmith Grantor Retained Annuity Trust and 100,000 shares held by the 2009 Nancy J. NeSmith Grantor Retained Annuity Trust.
(7)	Includes 54,090 shares subject to options that are exercisable within 60 days of July 31, 2009 and 31,935 restricted shares subject to forfeiture, 500 shares held by Mr. Kevin T. Biggs C/F Olivia G. Biggs UTMA/CA and 500 shares held by Mr. Kevin T. Biggs C/F Garrett T. Biggs UTMA/CA.
(8)	Includes 222,345 shares subject to options that are exercisable within 60 days of July 31, 2009 and 16,451 restricted shares subject to forfeiture.
(9)	Includes 66,744 shares subject to options that are exercisable within 60 days of July 31, 2009 and 13,495 restricted shares subject to forfeiture.
(10)	Includes 102,000 shares subject to options that are exercisable within 60 days of July 31, 2009.
(11)	Includes 114,500 shares subject to options that are exercisable within 60 days of July 31, 2009. Also includes 311,284 shares held by the David W. Hanna Trust and 25,802 shares held by Mr. Hanna’s spouse. Mr. Hanna disclaims beneficial ownership of the shares held by others, except to the extent of his economic interest therein.
(12)	Includes 41,000 shares subject to options that are exercisable within 60 days of July 31, 2009.
(13)	Includes 3,750 shares subject to options that are exercisable within 60 days of July 31, 2009 and 5,500 shares held by the James R. and Ginger Tolonen Trust.
(14)	Includes 795,920 shares subject to options that are exercisable within 60 days of July 31, 2009 and 106,611 restricted shares subject to forfeiture. Also, includes 1,900,674 shares of Common Stock into which Zero Coupon Convertible Senior Notes due 2013 may be converted within 60 days of July 31, 2009, and 190,067 shares of Common Stock covered by Warrants to purchase Common Stock which may be exercised within 60 days of July 31, 2009, each held by Francisco Partners II, L.P. Also includes 26,108 shares of Common Stock into which Zero Coupon Convertible Senior Notes due 2013 may be converted within 60 days of July 31, 2009, and 2,611 shares of Common Stock covered by Warrants to purchase Common Stock which may be exercised within 60 days of July 31, 2009, each held by Francisco Partners Parallel Fund II, L.P. Keith Geeslin is a Partner of Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. Mr. Geeslin disclaims beneficial ownership of the shares held by these entities, except to the extent of his economic interest in the funds.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who beneficially own more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company’s Common Stock and their transactions in such Common Stock. The Company has reviewed copies of Section 16(a) reports that it has received from such persons regarding their transactions in Common Stock and their Common Stock holdings for fiscal 2009, together with written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal 2009. Based upon this review, the Company believes that all reporting requirements under Section 16(a) for fiscal 2009 were met in a timely manner by such persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee oversees the Company’s compensation programs and has the exclusive authority to establish the compensation payable to the Company’s CEO and other executive officers. In addition, the Compensation Committee approves non-equity incentive programs in which the Company’s executive officers participate and discretionary bonuses made to the Company’s executive officers.

This Compensation Discussion and Analysis explains the Company’s compensation programs and discusses how they operate, particularly with respect to the Company’s named executive officers. During fiscal 2009, the Company’s “named executive officers” consist of the CEO, the Chief Financial Officer and the three most highly compensated executive officers (other than the CEO or Chief Financial Officer) who were serving as executive officers at the end of fiscal 2009. These are the Company’s Senior Vice President, Corporate Operations; Senior Vice President, Worldwide Sales; and Senior Vice President, General Counsel & Secretary.

Compensation Program Overview

The Company intends that its compensation programs provide compensation that is sufficient to attract and retain talented executives and that motivates them to achieve the Company’s strategic goals and objectives and to increase the market value of the Company’s stock over the long term. The Compensation Committee’s fundamental policy is to offer the Company’s executive officers competitive compensation opportunities based upon the Company’s overall performance, their individual contribution to the Company’s financial success and their personal performance. Each executive officer’s compensation package generally includes: (i) base salary, which is fixed; (ii) short-term incentive compensation, which is variable and consists of quarterly profit-sharing awards and, for sales personnel, sales incentive compensation; and (iii) long-term stock-based incentive awards.

Peer Group

In its determination of compensation amounts for fiscal 2009, the Company assessed market practices through review of available data with respect to the following peer group:

• F5 Networks, Inc.	• Foundry Networks, Inc.	• SonicWall, Inc.
• Ariba, Inc.	• Tibco Software, Inc.	• Wind River Systems, Inc.
• SalesForce.com, Inc.	• SPSS, Inc.	• Macrovision Corporation
• Progress Software Corporation	• S1 Corporation	• Eclipsys Corporation
• Novatel Wireless, Inc.	• Epicor Software Corporation	• Websense, Inc.
• InfoSpace, Inc.	• Secure Computing Corporation	• Informatica Corporation

This peer group was comprised of network and software companies and was selected after consideration of annual revenue, market capitalization and headcount. The Company used the services of Radford to recommend members of the peer group, and to provide market data regarding executive compensation practices of the peer group. The Company periodically reviews and updates the composition of the peer group.

Compensation Components

Base Salary

The base salary for each executive officer is generally set at the time the officer commences employment. In determining the initial salary of an executive officer, the Compensation Committee considers information available from publicly available databases and private surveys, with particular emphasis on general market levels for companies in the peer group. The Compensation Committee reviews peer group data to assess market practices with respect to base compensation and cash based incentive compensation, but also considers the recommendation of the CEO and other factors including competitive dynamics, the skills and experience of the individual and the specific needs of the Company.

The Compensation Committee began its review of the compensation and performance of each of the Company’s executive officers for fiscal 2009 during the fourth quarter of fiscal 2008. This review was conducted during multiple meetings and discussions in which the Compensation Committee members and, in some cases, the CEO participated. The Chairman of the Audit Committee also participated in some discussions, including those that led to the final approval of fiscal 2009 executive compensation packages.

In reviewing the salary of each executive, the Compensation Committee considered the executive’s level of responsibility; each executive’s specific qualifications, experience and job performance; and the significance of other components of total compensation (such as sales incentive compensation for the Company’s Senior Vice President, Worldwide Sales). The Compensation Committee was provided with materials prepared by the Company’s Finance and Human Resources Departments that summarized the CEO’s initial recommendation for each executive and compared the recommendation against the compensation provided for comparable positions by members of the peer group at the 50th and 65th percentiles. The recommendation of the CEO played a significant role in establishing the base salaries of executives other than the CEO, although the Compensation Committee’s final determinations were not identical to those initially proposed by the CEO. In increasing the CEO’s compensation, the Compensation Committee noted that the CEO’s salary had been substantially below that at the 50th percentile of the peer group for a period of years due to the CEO’s desire to receive a substantial portion of his compensation as variable compensation. However, the Compensation Committee believed it desirable to have the CEO’s fixed compensation more consistent with that of his peers and other executives of the Company, while continuing to have a significant percentage of his total compensation package consist of short-term and long-term incentives as described below.

As a consequence of its review, the Compensation Committee agreed upon the following base salaries to be paid to the Company’s named executive officers during fiscal 2009:

Name and Principal Position	Base Salary
Brian M. NeSmith, President and CEO	$350,000
Kevin S. Royal, Senior Vice President and Chief Financial Officer	$325,000
Kevin T. Biggs, Senior Vice President, Worldwide Sales	$300,000
Betsy E. Bayha, Senior Vice President, General Counsel and Secretary	$295,000
David A. de Simone, Senior Vice President, Corporate Operations	$325,000

Short Term Incentive Compensation

Profit Sharing Plan

The Company presently maintains the Blue Coat Profit Sharing Plan (“Profit Sharing Plan”), which is applicable to all of the Company’s employees (other than certain sales personnel on commission), including the Company’s executive officers. The Profit Sharing Plan is intended to align the compensation of the Company’s executives with the interests of its stockholders by encouraging its executives to focus on profitability. It provides payment only if the Company achieves a minimum quarterly profit threshold.

Quarterly payments are made under the Profit Sharing Plan if the metric then used by the Company exceeds a threshold percentage of the Company’s net revenue for the applicable quarter. In fiscal 2009, the Company used non-GAAP operating profit as the applicable metric, which is the Company’s non-GAAP operating income for the quarter, excluding Profit Sharing Plan expenses. Non-GAAP operating income is the Company’s non-GAAP net income before the effect of non-operating income (such as interest) and income taxes. The Compensation Committee believes that this metric is appropriate because the Company’s effective tax rate and interest income and expense could not be affected by the majority of the Company’s employees. Non-GAAP net income also excludes expense related to the fair value write-up of acquired inventory sold, stock-based compensation expense, amortization of intangible assets, expenses associated with matters related to the Stock Option Investigation, restructuring expenses, and related tax adjustments.

The quarterly target payment for executives was 30% of the individual’s quarterly base salary in fiscal 2009, compared to 20% in fiscal 2008. This increase was approved by the Compensation Committee based upon its determination that the target incentive compensation for the Company’s non-sales executives was below that offered to others holding comparable positions with members of its peer group. The Compensation Committee also believed that it was desirable to tie a larger portion of executive total compensation to achievement of the Company’s profit objectives.

During fiscal 2009, the threshold non-GAAP operating profit goal was 15% of net revenue. The Profit Sharing Plan paid 20% of an individual’s quarterly target amount for each 1% that the metric achievement for the quarter exceeded this 15% threshold percentage.

Any amounts earned by executives under the Profit Sharing Plan during fiscal 2009 were paid in five installments. An initial payment of 40% of the incentive amount earned during the quarter was paid in the following quarter. Thereafter, 15% of that amount was paid in each of the four succeeding quarters if the executive remained employed by the Company.

The actual amounts earned by each named executive officer for performance under the Profit Sharing Plan during fiscal 2009 were less than 1% of each individual’s base salary because the Company’s profit achievement in most quarters of fiscal 2009 was not sufficient to result in payments under the Profit Sharing Plan. These amounts are shown below in the “Summary Compensation Table.”

Sales Compensation

Because Mr. Biggs heads the Company’s sales operations, Mr. Biggs’ annual target incentive compensation, which was $350,000 in fiscal 2009, consisted of participation in the Profit Sharing Plan, as well as incentive compensation based upon the achievement of Company goals regarding sales expense as a percentage of revenue and achievement of annual bookings against his sales and service renewal quota. The sales compensation plan initially was approved in the first fiscal quarter of fiscal 2009 and was revised in the second fiscal quarter of fiscal 2009 to add quota with respect to products acquired as a consequence of the Company’s acquisition of Packeteer.

Discretionary Bonuses

The Compensation Committee may award discretionary bonuses to executive officers from time to time. Such awards typically are recommended by the Company’s CEO. In February 2009, the Compensation Committee approved an award of $100,000 to Mr. de Simone, Senior Vice President, Corporate Operations, in recognition of his work in connection with leading the Company’s efforts to integrate the Packeteer products, operations and business.

Long Term Incentive Compensation (Equity Awards)

The Company provides long-term incentive compensation to its employees through the provision of equity awards under its equity plans. The Company’s equity program is broad-based and, like many of its peer companies, the Company has traditionally provided equity awards to all of its U.S.-based employees and many of its international employees. The Company believes that the provision of equity awards aligns the compensation of its employees to continued appreciation of its stock price over time, thereby focusing employee, executive and corporate performance on continued stockholder returns. Currently, the Company awards both options and restricted stock units to many of its employees, including executive officers. Because of the distinctive features of each type of award, the Company believes that a combination of award types provides a more effective compensatory result.

Options

The Company has traditionally used stock options as its principal means of equity compensation. Stock options allow the recipient to acquire shares of the Company’s Common Stock at a fixed price per share over a specified period of time. Typically, any stock option award made to an employee, including an executive officer, will vest over four years. The vesting schedule and the number of shares granted are intended to provide a meaningful incentive following the grant. Accordingly, the option will provide a return to the recipient only if he or she remains employed by the Company, and then only if the market price of the Company’s Common Stock appreciates.

Restricted Stock and Restricted Stock Units

The Company also grants restricted stock awards and restricted stock units (which do not have an exercise price). The Company’s use of restricted stock awards and restricted stock units, or full value awards, conserves shares available for issuance under its equity plans and reduces the potential dilution of its stockholders, as typically fewer shares are awarded under a full value award than under an option grant. Such awards are subject to forfeiture if the holder’s employment with the Company is terminated and, with the exception of performance-based awards, typically vest over a four year period on either a quarterly or an annual basis. The Company believes that full value awards are an effective retention tool and provide an incentive to increase the Company’s stock price.

Equity Budgets

The Company budgets for equity awards on an annual basis, and considers the size of its equity pool, its projected hiring plans (including the number of shares believed to be necessary to attract personnel at the levels at which it intends to hire) and its need to offer equity compensation to existing employees as an incentive and retention device, particularly given an analysis of the activities of the peer group and others with whom the Company competes for talent. The budget is prepared by management and is subject to the approval of the Compensation Committee.

Equity Awards Made to Executives

Generally, a significant equity award is made to an executive officer in the year that he or she commences employment. Under the Company’s Equity Award Policy, discussed below, additional equity awards may be made on the third Thursday of June, in connection with the Company’s annual “refresh” program. Refresh awards are made after the completion of the Company’s annual focal reviews and budgeting process, each of which is conducted at the end of the fiscal year. In addition to refresh awards, other equity awards may be made to executives in connection with promotions and performance.

As part of its budgeting process and the Company’s broad-based equity refresh program for fiscal 2009, in May 2008, the Compensation Committee approved equity awards to each of the Company’s named executive officers. Those awards are set forth below in the “Grants of Plan-Based Awards During Fiscal 2009” table. In connection with the refresh awards, the CEO provided his initial recommendation to the Compensation Committee regarding the size and structure of the awards based upon his estimation of the size of the awards that would be necessary to recruit individuals of similar skill to the executive positions and then dividing that amount by four to reflect the annual nature of the award.

Timing of Equity Awards and Equity Award Policy

The Board of Directors has adopted an Equity Award Policy (“Equity Award Policy”), which is intended to provide additional oversight over the Company’s making of equity awards. A copy of the Equity Award Policy, as currently in effect, is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations. The Equity Award Policy was adopted, in part, to ensure that all equity awards made by the Company undergo appropriate scrutiny by the Board of Directors, that the timing of the Company’s equity awards are appropriate, and that all stock options are granted at a price that is at least equal to the fair market value on the date of the award.

The Company’s Equity Award Policy provides generally that stock options approved by the Compensation Committee will be effective on the third Thursday of the calendar month following the later of (a) the date of approval, or (b) the occurrence of the Award Event. It provides that equity awards approved by the Stock Option Committee will only be granted on the third Thursday of the calendar month following the date of approval, which must be after the occurrence of the Award Event. If the third Thursday of the month is not a business day, then the date of grant will be the first business day thereafter. Under the Equity Award Policy, the “Award Event” is the event justifying the issuance of the equity award, such as the bona fide commencement of employment, the promotion of an employee or the closing of an acquisition. Under the Equity Award Policy, fair market value is specified as the NASDAQ closing price of the Company’s Common Stock, and any stock option must have an exercise price equal to or greater than the fair market value on the date of grant.

The Company’s Equity Award Policy governs the provision of annual refresh awards to existing employees. Under the Equity Award Policy, refresh awards are approved by the applicable committee of the Board after completion of the Company’s annual budget planning process and will be effective on the third Thursday of June.

Equity Ownership Guidelines

The Company’s Corporate Governance Guidelines state that each executive or director is required to hold, directly or indirectly, 2,000 shares of the Company’s Common Stock. Of that amount, 1,000 shares must be held by one year from the commencement of service and an additional 1,000 shares must be held by two years from the commencement of service. The Nominating/Corporate Governance Committee has waived this requirement with respect to Keith Geeslin, a director, due to policies in place at Francisco Partners and the investments made in the Company by Francisco Partners, as discussed below in “Certain Relationships and Related Transactions—Transactions with Francisco Partners.” The requirement has not been waived with respect to any other director or named executive officer.

Change in Control and Termination Benefits

Each of the Company’s executives is employed on an “at will” basis. The Company has adopted an Executive Separation Policy that may provide benefits upon the termination of an executive’s employment. The Company has also entered into Change in Control Severance agreements with its CEO and executives. Additionally, the Company’s equity plans provide for acceleration of the vesting of equity awards under certain circumstances involving a change in control. The Company does not provide a tax gross up with respect to any severance or change in control benefits.

Executive Separation Policy

The Compensation Committee has approved an Executive Separation Policy in order to provide consistency and predictability in the Company’s treatment of executives upon termination of employment and to offer a reasonable level of transition assistance. The Executive Separation Policy provides that in the event an executive’s employment with the Company is terminated by the Company without cause or as a result of the executive’s resignation for good reason, and contingent upon the executive’s execution of a general release of claims against the Company in the form specified, the Company will pay the executive a lump sum payment equal to six months of base salary. As defined in the Executive Separation policy, “good reason” includes a material diminution in authority, duties or responsibilities; a reduction in base salary; and a material change in location.

With the exception of a contractual obligation to continue this type of severance protection to Mr. Biggs, the Board of Directors or Compensation Committee may amend, revise, suspend or terminate the Executive Separation Policy if the Company has not then entered into a definitive agreement to effect a change in control.

Potential Acceleration of Equity Awards

The Company also provides protection against the loss of equity awards, which are a valuable part of compensation for the Company’s employees (including executive officers), as a result of a change in control. Each of the 1999 Stock Incentive Plan and 2007 Plan, under which all outstanding unvested equity awards to named executive officers have been made, provides that upon a change in control (as defined in the relevant equity plan), each outstanding award will become fully vested unless the surviving corporation assumes the award or replaces it with a comparable award (as determined by the Compensation Committee). Even if an award is assumed by the successor corporation, it will become fully vested if the holder’s service is involuntarily or constructively terminated within 18 months following the change in control. A termination is involuntary if the individual is dismissed for reasons other than misconduct, or if the individual voluntarily resigns after one of the three following circumstances occurs without the individual’s consent: (a) a change in his position with the Company that materially reduces his level of responsibility; (b) a material reduction in his compensation; or (c) a relocation of the individual’s place of employment by more than fifty miles.

The written agreement entered into between Mr. Biggs and the Company in connection with the commencement of his employment provides that 50% of the shares under the stock option granted to him in April 2007 and 50% of the restricted shares awarded to him in April 2007 will vest in the event of a change in control.

Change in Control Severance Agreements

The Compensation Committee approved the Company’s entry into Executive Change in Control Severance Agreements with its executive officers effective May 1, 2009. These agreements provide for a lump sum cash payment based on the individual’s base salary and target incentive compensation, full acceleration of vesting on all unvested and outstanding equity awards, and payment of COBRA premiums for a limited period, if the individual is terminated without cause or resigns for good reason within a given period before or after a change in control. The terms of these agreements and estimated potential payment amounts are described in “Estimated Payments Upon Termination Without Cause or Related To a Change in Control” below.

The Compensation Committee believes that the benefits provided by these agreements encourage the continued attention, dedication and objectivity of the Company’s executives to their assigned duties without the distraction that might arise from the possibility, threat or occurrence of a change in control of the Company, and provide an incentive to the executives to continue to grow the Company’s overall business and support potential strategic transactions in the best interest of the Company and its stockholders. In approving these change in control severance benefits, the Compensation Committee considered a number of factors, including the prevalence of similar benefits adopted by other publicly traded companies, including peer group companies.

Other Benefits

Executive officers are eligible to participate in all of the Company’s employee benefit plans, such as the Purchase Plan; medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans; and 401(k) plan, in each case on the same basis as other employees.

Tax Considerations

To maintain flexibility in compensating the Company’s officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. If it determines that such action is appropriate and in the Company’s best interest, the Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under Section 162(m) of the Code, which currently limits deductibility of compensation in excess of $1 million paid to certain executive officers during a single year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Carol G. Mills

Timothy A. Howes

Keith Geeslin

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded to, earned by, or paid to the Company’s named executive officers during the last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(6)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)		Total ($)
Brian M. NeSmith President and CEO	2009	350,000		286,753	504,188	1,575			1,142,516
	2008	250,000		142,032	454,778	85,550	16,602	(8)	948,962
	2007	250,000		—	469,053	18,500			737,553

Kevin S. Royal Sr. Vice President and Chief Financial Officer	2009	307,917		107,706	235,953	1,463	187,500	(9)	840,539
	2008	300,000	80,000(3)	59,175	215,756	101,700			756,631
	2007	300,000		—	192,386	22,200			514,586

Kevin T. Biggs Sr. Vice President, Worldwide Sales (1)	2009	300,000		356,389	219,413	283,648			1,159,450
	2008	300,000	418,700(4)	332,168	182,329	19,500	260,827	(10)	1,513,524
	2007	97,885		10,109	5,512	80,714			194,220

Betsy E. Bayha Sr. Vice President, General Counsel & Secretary (2)	2009	295,000		109,807	275,821	1,328			681,956
	2008	275,000		88,047	237,544	93,225			693,816

David A. de Simone Sr. Vice President, Corporate Operations	2009	325,400	100,000(5)	246,727	321,975	1,463			995,565
	2008	250,000		71,769	393,470	85,550			800,789
	2007	250,000		—	616,369	18,500			884,869

(1)	Mr. Biggs commenced employment with the Company in January 2007.
(2)	Ms. Bayha commenced employment with the Company in April 2007, and was not a named executive officer for fiscal 2007.
(3)	Represents one-time performance bonus of $80,000 for work in connection with the Stock Option Investigation and related restatement in March 2007.
(4)	Consists of $350,000 in sales performance bonus amounts and $68,700 in bonus amounts based on profitability in the second and third quarters of fiscal 2008.
(5)	Represents one-time performance bonus of $100,000 for managing the post-closing integration efforts related to the Packeteer acquisition.
(6)	The amounts in this column do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by the Company for financial statement reporting purposes with respect to fiscal 2009, fiscal 2008 and fiscal 2007 in accordance with SFAS 123(R), with the exception that any estimate of forfeitures related to service-based vesting has been disregarded. See Note 8 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K, filed with the SEC on June 22, 2009, for a discussion of the assumptions made by the Company in determining the SFAS 123(R) values of its equity awards. For information on the valuation assumptions for grants made prior to fiscal 2007, see the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the respective fiscal year.
(7)	The amounts in this column for fiscal 2009 reflect amounts earned under the Profit Sharing Plan based upon the Company’s quarterly profitability during fiscal 2009. Payment of a portion of the award is deferred until later years, as set forth below in the “Future Installments Under Profit Sharing Plan” table, and is subject to forfeiture if the employment of the named executive officer terminates prior to payment.
(8)	Includes the cost of attendance at the Company’s President’s Club, which was $9,653, together with a tax gross up on such amount of $5,371; a patent award in the amount of $50, together with a tax gross up on such amount of $28; and $1,500 contributed to Mr. NeSmith’s 401(k) account as a matching contribution.
(9)	Mr. Royal’s employment with the Company terminated on April 10, 2009. In connection with Mr. Royal’s resignation and the termination of his employment, on April 10, 2009, the Company and Mr. Royal entered into a separation agreement. The separation agreement provided for payment to Mr. Royal a lump sum severance payment of $162,500, representing six months base salary. In exchange for the severance payment, Mr. Royal released all claims against the Company. In addition, Mr. Royal received $25,000 related to his accrued vacation.
(10)	Includes $144,000 in real estate commissions in connection with the relocation of Mr. Biggs to California, together with a tax gross up on such amount of $100,125; the cost of attendance at the Company’s President’s Club, which was $9,767, together with a tax gross up on such amount of $5,435; and $1,500 contributed to Mr. Biggs’ 401(k) account as a matching contribution.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2009

The following table sets forth each non-equity incentive plan award and equity award granted to the Company’s named executive officers during fiscal 2009.

Name	Grant Date(3)	Estimated Possible Payouts Under Non-Equity Incentive Awards(1)		Approval Date	All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target
Brian M. NeSmith	6/19/08	105,000		5/21/08	29,775	89,324	16.44	1,258,643
Kevin S. Royal (5)	6/19/08	97,500		5/21/08	9,027	27,802	16.44	381,599
Kevin T. Biggs	6/19/08	350,000	(6)	5/21/08	6,018	18,055	16.44	254,402
Betsy E. Bayha	6/19/08	88,500		5/21/08	6,018	18,055	16.44	254,402
David A. de Simone	6/19/08	97,500		5/21/08	12,037	36,110	16.44	508,821

(1)	Each named executive officer was eligible to participate in the Profit Sharing Plan during fiscal 2009. The amounts shown in the “target” column reflect the target payment level under the Profit Sharing Plan and were equal to 30% of base salary for each quarter of eligibility. There was no minimum or maximum payment under the Profit Sharing Plan. The operation of the Profit Sharing Plan is discussed in greater detail in “Compensation Discussion and Analysis—Compensation Components—Short Term Incentive Compensation—Profit Sharing Plan,” above. The actual amounts earned in fiscal 2009 for each named executive officer under the Profit Sharing Plan, and not then forfeited, are shown in the “Summary Compensation Table,” above.
(2)	The amounts shown represent awards of restricted stock granted as part of the Company’s fiscal 2009 refresh program. The restrictions on the refresh awards lapse as to one-fourth of the shares on each of July 15, 2009, July 15, 2010, July 15, 2011 and July 15, 2012.
(3)	These option grants will vest and become exercisable in equal monthly installments over 48 months from the grant date. Each option has a term of 10 years from the date of grant, subject to earlier expiration if the optionee’s service terminates. The awards are refresh awards and, in accordance with the Company’s Equity Award Policy, the grant date for these awards was the third Thursday in June.
(4)	The amounts in this column represent the grant date fair value determined in accordance with SFAS 123(R), with the exception that any estimate of forfeitures related to service-based vesting has been disregarded. See Note 8 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed on June 22, 2009 for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.
(5)	Mr. Royal’s employment with the Company terminated on April 10, 2009.
(6)	This amount reflects the target payment level under Mr. Biggs’ sales compensation plan, as described above in “Compensation Discussion and Analysis—Compensation Components—Short Term Incentive Compensation—Sales Compensation.”

Future Installments Under Profit Sharing Plan

During fiscal 2009, the named executive officers earned quarterly awards under the Profit Sharing Plan, described above in “Compensation Discussion and Analysis—Compensation Components—Short Term Incentive Compensation—Profit Sharing Plan.” Payments made to executives under the Profit Sharing Plan, as in effect in fiscal 2009, are made in installments on the following schedule: 40% is paid the quarter immediately subsequent to the quarter for which earned; and 15% is paid in each of the four subsequent quarters. In the event the executive is no longer employed by the Company when the payment is scheduled to be made, the payment is forfeited. The following table sets forth the amounts earned under the Profit Sharing Plan during fiscal 2009, and set forth as Non-Equity Incentive Plan Compensation in the “Summary Compensation Table” above, for which payment is scheduled to be made after fiscal 2009.

Name	Scheduled Payout FY2010	Total Scheduled Future Payouts Under FY 2009 Profit Sharing Plan
Brian M. NeSmith	$709	$709
Kevin S. Royal (1)	$—	$—
Kevin T. Biggs	$608	$608
Betsy E. Bayha	$597	$597
David A. de Simone	$658	$658

(1)	Mr. Royal’s employment terminated in April 2009 and so no further payments will be made.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

The following table sets forth information regarding each unexercised option and all unvested stock held by each of the Company’s named executive officers as of April 30, 2009.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Grant Date	Option Vesting Commencement Date	Option Expiration Date
Name	Exercisable		Unexercisable
Brian M. NeSmith	54,120	(2)	—		13.75	9/24/1999	9/24/1999	9/24/2009
	9,623	(3)	—		10.60	12/02/2003	11/28/2003	11/28/2013
	19,131	(3)	1,126		9.33	5/26/2005	5/01/2005	5/23/2015
	41,249	(3)	48,751		24.57	6/21/2007	6/21/2007	6/21/2017
	18,608	(3)	70,716		16.44	6/19/2008	6/19/2008	6/19/2018

Kevin S. Royal	16,405	(3)	—	(4)	24.57	6/21/2007	6/21/2007	6/21/2017
	5,077	(3)	—	(4)	16.44	6/19/2008	6/19/2008	6/19/2018

Kevin T. Biggs	39,824	(5)	30,976		17.58	4/19/2007	1/02/2007	4/19/2017
	3,760	(3)	14,295		16.44	6/19/2008	6/19/2008	6/19/2018

Betsy E. Bayha	49,999	(5)	50,001		17.58	4/19/2007	4/02/2007	4/19/2017
	3,760	(3)	14,295		16.44	6/19/2008	6/19/2008	6/19/2018

David A. de Simone	140,000	(3)	—		7.09	10/08/2003	9/03/2003	9/3/2013
	31,333	(3)	667		9.33	5/26/2005	5/01/2005	5/23/2015
	29,790	(3)	35,210		24.57	6/21/2007	6/21/2007	6/21/2017
	7,522	(3)	28,588		16.44	6/19/2008	6/19/2008	6/19/2018

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Brian M. NeSmith	52,050	(6)	690,183	—		—
Kevin S. Royal	—		—	—		—
Kevin T. Biggs	37,866	(7)	502,103	—		—
Betsy E. Bayha	16,250	(8)	215,475	—		—
David A. de Simone	23,174	(9)	307,287	12,375	(10)	218,790

(1)	Computed in accordance with SEC rules as the number of unvested shares multiplied by the NASDAQ closing price of the Company’s common stock on April 30, 2009, which was $13.26 per share.
(2)	Mr. NeSmith was granted an option to purchase shares of Common Stock under the Company’s 1996 Stock Plan on September 24, 1999. This option was early exercisable, but the option shares vested over a four-year period from the date of grant and were fully vested on September 24, 2003.
(3)	The option becomes exercisable in 48 monthly installments as each month of service is completed beginning on the option commencement date.

(4)	Mr. Royal’s employment with the Company terminated on April 10, 2009 therefore, the unvested portion of the option was cancelled on April 10, 2009.
(5)

Beginning on the option vesting commencement date, the option could be exercised for 25% of the total amount of shares under the option. Thereafter, the option becomes exercisable for an additional 1/48th of the total number of shares when each additional month of service is completed.

(6)	Comprised of the following equity awards (i) Mr. NeSmith was awarded 29,700 restricted shares of Common Stock on June 21, 2007 under the Company’s 1999 Stock Incentive Plan. The shares vested as to 25% of the shares on June 15, 2008, and an additional 25% will vest on each of June 15, 2009, June 15, 2010 and June 15, 2011; and (ii) Mr. NeSmith was awarded 29,775 restricted shares of Common Stock on June 19, 2008 under the Company’s 2007 Plan. The shares vested as to 25% of the shares on July 15, 2009, and an additional 25% will vest on each of July 15, 2010, July 15, 2011 and July 15, 2012.
(7)	Comprised of the following equity awards (i) Mr. Biggs was awarded 70,800 restricted shares of Common Stock in April 2007, in connection with the commencement of his employment, under the Company’s 1999 Stock Incentive Plan. The shares vested as to 23.77% of the shares on December 15, 2007; an additional 6.25% will vest each quarter thereafter and the balance of the shares will vest on January 2, 2011. If the Company is acquired, an additional 50% of the shares will become vested; and (ii) Mr. Biggs was awarded 6,018 restricted shares of Common Stock on June 19, 2008 under the Company’s 2007 Plan. The shares vested as to 25% of the shares on July 15, 2009, and an additional 25% will vest on each of July 15, 2010, July 15, 2011 and July 15, 2012.
(8)	Comprised of the following equity awards (i) Ms. Bayha was awarded 20,000 restricted shares of Common Stock, in connection with the commencement of her employment in April 2007, under the Company’s 1999 Stock Incentive Plan. The shares vested as to 23.84% of the shares on March 15, 2008; an additional 6.25% will vest each quarter thereafter and the balance of the shares will vest on April 2, 2011; and (ii) Ms. Bayha was awarded 6,018 restricted shares of Common Stock on June 19, 2008 under the Company’s 2007 Plan. The shares vested as to 25% of the shares on July 15, 2009, and an additional 25% will vest on each of July 15, 2010, July 15, 2011 and July 15, 2012.
(9)	Comprised of the following equity awards: (i) Mr. de Simone was awarded 14,850 restricted shares of Common Stock on June 21, 2007, under the Company’s 1999 Stock Incentive Plan. The shares vest as to 25% of the shares on June 15, 2008 and an additional 25% will vest on each of June 15, 2009, June 15, 2010 and June 15, 2011; and (ii) Mr. de Simone was awarded 12,037 restricted shares of Common Stock on June 19, 2008 under the Company’s 2007 Plan. The shares vested as to 25% of the shares on July 15, 2009, and an additional 25% will vest on each of July 15, 2010, July 15, 2011 and July 15, 2012.
(10)	Mr. de Simone was awarded 16,500 restricted shares of Common Stock on April 29, 2008, under the Company’s 2007 Plan. All of the shares vested in full on June 15, 2009, but were subject to the Company’s achievement of certain performance criteria. A total of 4,125 shares were forfeited due to the Company’s failure to meet its preannounced minimum revenue guidance in its first fiscal quarter. The remaining 12,375 shares vested on June 15, 2009.

FISCAL 2009 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by the Company’s named executive officers, and the vesting of restricted stock held by the Company’s named executive officers, during fiscal 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Brian M. NeSmith	—	—	7,425	121,622
Kevin S. Royal (3)	71,874	574,604	3,094	50,680
Kevin T. Biggs	—	—	17,700	221,203
Betsy E. Bayha	—	—	5,000	62,488
David A. de Simone	—	—	3,713	60,819

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the NASDAQ closing price of the Common Stock on the date of exercise.
(2)	Based on the NASDAQ closing price of the Common Stock on the vesting date.
(3)	Mr. Royal’s employment with the Company terminated on April 10, 2009.

ESTIMATED PAYMENTS UPON TERMINATION WITHOUT CAUSE OR RELATED TO A CHANGE IN CONTROL

The table below reflects the potential payments and benefits to which each named executive officer would be entitled as a consequence of the involuntary termination of his or her employment, or resignation with good reason, generally and in connection with a change in control. In April 2009, the Compensation Committee approved forms of change in control severance agreements for the Company’s CEO and other executive officers, which became effective on May 1, 2009, as discussed in “Change in Control Severance Agreements” below. These agreements were subsequently amended and restated, and approved by the Compensation Committee in August 2009. The amounts shown in the table below assume that those agreements, as amended and restated, were in effect at April 30, 2009, that both the change in control and the executive’s termination occurred on April 30, 2009, and that all eligibility requirements under the applicable plan, policy or agreement were met.

Name	Cash Severance ($)		Unexercisable Options that Vest ($)(4)	Restricted Stock that Vests ($)(4)	Total ($)
Brian M. NeSmith:
Resignation for good reason/involuntary termination without cause	175,000	(1)	—	—	175,000
Resignation/termination related to change in control	657,233	(2)	4,431	690,183	1,351,847
Kevin S. Royal (5)	—		—	—	—
Kevin T. Biggs:
Resignation for good reason/involuntary termination without cause	150,000	(1)	—	—	150,000
Resignation/termination related to change in control	668,156	(3)	—	502,103	1,170,259
Change in control (6)	—		—	211,152	211,152
Betsy E. Bayha:
Resignation for good reason/involuntary termination without cause	147,500	(1)	—	—	147,500
Resignation/termination related to change in control	351,202	(3)	—	215,475	566,677
David A. de Simone:
Resignation for good reason/involuntary termination without cause	162,500	(1)	—	—	162,500
Resignation/termination related to change in control	391,906	(3)	2,625	526,077	920,608

(1)	The Company’s Executive Separation Policy provides for severance equal to six months base salary if an executive resigns for good reason or is terminated without cause.

(2)	For the Company’s CEO, the severance payment is equal to 150% of annual base salary and 100% of the CEO’s annual target incentive compensation (consisting of amounts payable under the Company’s Profit Sharing Plan at target). This agreement also provides for the reimbursement of COBRA premiums for an 18 month period.
(3)	For the Company’s executive officers, other than the CEO, the severance payment is equal to 100% of annual base salary and 50% of the employee’s annual target incentive compensation (consisting of amounts paid under the Company’s Profit Sharing Plan at target or, for sales employees, amounts payable under the executive’s sales compensation plan at target). These agreements also provide for the reimbursement of COBRA premiums for a 12 month period.
(4)	The NASDAQ closing price of the Common Stock on April 30, 2009 was $13.26, which was used as the value of the Common Stock in the table. The value of the vesting acceleration was calculated by multiplying the number of unvested options and unvested restricted shares on April 30, 2009, by the spread between the NASDAQ closing price of the Common Stock on April 30, 2009 and the exercise price for such unvested option or unvested shares.
(5)	Mr. Royal’s employment with the Company terminated on April 10, 2009.
(6)	Mr. Biggs and the Company entered into a written agreement in connection with the commencement of his employment, which provides that 50% of the shares under the stock option granted to him in April 2007 and 50% of the restricted shares awarded to him in April 2007 will vest in the event of a change in control.

Change in Control Severance Agreements

Effective May 1, 2009, the Compensation Committee approved an Executive Change in Control Severance Agreement to be entered into with each of Messrs. Biggs and de Simone and Ms. Bayha, as well as certain other members of the Company’s management team, and a CEO Change in Control Severance Agreement (individually and collectively, a “Change in Control Agreement”). The forms of Change in Control Agreements were amended and restated in August 2009 to provide that the incentive compensation component paid to the executive would be based on target incentive compensation in order to make the estimated payments more predictable. The Company entered into a Change in Control Agreement with Mr. Brooks upon his appointment as Chief Financial Officer.

The benefits payable to the executives under the Change in Control Agreement shall not be duplicative of any benefits available under the Executive Separation Policy, the Company’s equity award plans and applicable law.

Pursuant to the Change in Control Agreements, a change in control is deemed to occur upon (i) the consummation of a merger or consolidation of the Company with or into any other entity (other than with any entity or group in which the executive has not less than a 5% beneficial interest) pursuant to which the holders of outstanding equity of the Company immediately prior to such merger or consolidation hold directly or indirectly 50% or less of the voting power of the equity securities of the surviving entity; (ii) the sale or other disposition of all or substantially all of the Company’s assets (other than to any entity or group in which executive has not less than a 5% beneficial interest); (iii) any acquisition by any person or persons (other than any entity or group in which the executive has not less than a 5% beneficial interest) of the beneficial ownership of more than 50% of the voting power of the Company’s equity securities in a single transaction or series of related transactions; or (iv) if during any period of 12 consecutive months, individuals who at the beginning of any such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved or recommended by at least a majority of the directors then still in office who were directors of the Company at the beginning of any such period and any such newly approved directors.

The Change in Control Agreements provide that if an executive’s employment is terminated without cause or if the executive terminates his or her employment for good reason within 18 months after or 2 months before a change in control, the executive shall receive change in control severance benefits. Executives other than the CEO will receive the following change in control severance benefits: (i) a lump sum cash payment equal to the sum of (A) executive’s then-existing annual base salary and (B) 50% of the executive’s annual target incentive compensation under the employee’s then existing incentive compensation plan (e.g., as of May 1, 2009, the Company’s profit sharing plan or, with respect to sales executives, the approved sales compensation plan); (ii) full acceleration of vesting on all unvested and outstanding equity awards in accordance with the terms of the applicable equity compensation plan and award agreements; and (iii) payment of COBRA premiums until the earlier of (A) 12 months following the termination date or (B) the date the executive becomes eligible for coverage from a subsequent employer. Mr. NeSmith’s change in control severance benefits consist of: (i) a lump sum cash payment equal to the sum of (A) 150% of Mr. NeSmith’s then-existing annual base salary and (B) the annual target incentive compensation under Mr. NeSmith’s then existing incentive compensation plan (e.g., as of May 1, 2009, the Company’s profit sharing plan); (ii) full acceleration of vesting on all unvested and outstanding equity awards in accordance with the terms of the applicable equity compensation plan and award agreements; and (iii) payment of COBRA premiums until the earlier of (A) 18 months following the termination date or (B) the date the executive becomes eligible for coverage from a subsequent employer.

In order to receive the change in control severance benefits, the executive must sign a general release of claims and comply with certain post termination confidential and non-disclosure obligations.

In the event that any change in control severance benefits payable to an executive pursuant to his or her Change in Control Agreement constitute a “parachute payment” within the meaning of Section 280G of the Code or would be subject to the excise tax imposed by Section 4999 of the Code, then the executive’s benefits shall be either delivered in full or delivered as to such lesser extent that would result in no portion of such benefits being subject to such tax provisions, whichever of the foregoing amounts results in the receipt by the executive of the greatest amount of benefits on an after-tax basis. The executive is solely responsible for the payment of any taxes due as a result of a parachute payment, and the Company will not “gross up” the amount paid to cover taxes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

The Board of Directors has adopted a formal written policy governing the review and approval of related person transactions, which is posted under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations. For purposes of this policy, consistent with the NASDAQ Marketplace Rules, the terms “related person” and “transaction” are as defined in Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended. The policy provides that each director, director nominee and executive officer shall promptly notify the Corporate Secretary of any transaction involving the Company and a related person. Such transaction will be presented to and reviewed by the Audit Committee for approval, ratification or such other action as may be appropriate. On an annual basis, the Audit Committee shall review any previously approved related party transaction that is continuing, as well as any related party transaction disclosed in response to the Company’s annual directors and officers’ questionnaire. The policy itself is annually reviewed and was last reviewed in August 2009.

Indemnification Obligations

The Company’s Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with each of its executive officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company amended and restated its standard form of indemnification agreement for directors and executive officers in August 2007. As of September 1, 2009, each of the Company’s current directors and executive officers, with the exception of Michael J. Gennaro, interim Chief Financial Officer, has executed an agreement in that form. The Company has agreed to indemnify FLG Partners, LLC, the employer of Mr. Gennaro, with respect to certain claims arising from Mr. Gennaro’s services for the Company.

The Company has and expects to have indemnification obligations to certain current and former officers and directors in connection with matters relating to the Stock Option Investigation.

Transactions with Francisco Partners

The Company has engaged in certain financing transactions with entities affiliated with Francisco Partners. Keith Geeslin has been a Partner of Francisco Partners since January 2004.

On June 22, 2006, the Company sold an aggregate of $42,060,000 in equity securities to entities affiliated with Francisco Partners and entities affiliated with Sequoia Capital in the Series A Financing. The Series A Financing consisted of 42,060 shares of Series A Preferred Stock priced at $1,000.00 per share. Entities affiliated with Francisco Partners purchased $25,236,000 of Series A Preferred Stock in the financing and entities affiliated with Sequoia Capital purchased $16,824,000 of Series A Preferred Stock in the financing. In connection with the sale of the shares of Series A Preferred Stock, the Company also entered into an Investors’ Rights Agreement with entities affiliated with Francisco Partners, entities affiliated with Sequoia Capital and Network Appliance, Inc. Entities affiliated with Francisco Partners, entities affiliated with Sequoia Capital and the Company entered into a Voting Agreement pursuant to which Francisco Partners and Sequoia Capital agree to vote their shares in the case of an election of the director to be elected by the holders of Series A Preferred Stock. On June 22, 2006, in connection with the Series A Financing, the Company appointed Keith Geeslin to the Company’s Board of Directors, and on April 30, 2007, the Series A Investors, voting as a separate class, re-elected Mr. Geeslin to the Board. At the fiscal 2007 Annual Meeting, the Series A Investors no longer had the right to vote as a separate class to elect a director, but did have the right to designate a nominee that was reasonably acceptable to the Board of Directors. Mr. Geeslin was designated as the Series A director nominee for election at the fiscal 2007 Annual Meeting, and was nominated for election by the Board of Directors. He was thereafter elected to the Board of Directors by the Company’s stockholders.

On June 2, 2008, pursuant to a Note Purchase Agreement, dated April 20, 2008, the Company issued $80 million aggregate principal amount of its Zero Coupon Convertible Senior Notes due 2013 (the “Notes”) and warrants to purchase an aggregate of 385,356 shares of Common Stock of the Company at an exercise price of $20.76 (the “Warrants”) to entities affiliated with Francisco Partners and to Manchester Securities Corp. in a private placement. The Notes are initially convertible into 3,853,564 shares of Common Stock at the holders’ option at any time prior to maturity at the initial conversion price of $20.76. The Notes do not bear interest. On June 2, 2008, pursuant to the Note Purchase Agreement, the Company also entered into a Registration Rights Agreement, containing customary terms and conditions providing for the registration of the Common Stock underlying the Notes and Warrants issued to the entities affiliated with Francisco Partners. The Company used the $80 million proceeds from the private placement to help fund its acquisition of Packeteer.

OTHER INFORMATION

Annual Report

The Company will mail without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009, including the financial statements, schedules and list of exhibits. Requests should be sent to Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, CA 94085, Attn: Investor Relations.

Delivery of Documents to Stockholders Sharing an Address

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct a written request to Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085, Attn: Secretary, or contact the Company’s corporate secretary by telephone at (408) 220-2200. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals For Fiscal 2010 Annual Meeting

The Company anticipates holding its Annual Meeting for the fiscal year ending April 30, 2010 in October 2010. Stockholder proposals that are intended to be presented at the fiscal 2010 meeting and that are eligible for inclusion in the Company’s proxy statement and related proxy materials for that meeting under the applicable rules of the SEC must (a) be received by the Company no later than May 11, 2010, and (b) satisfy the conditions established by the SEC for stockholder proposals to be included in the Company’s proxy statement for that meeting. If the date of next year’s annual meeting of stockholders is not within 30 days of the anniversary date of the fiscal 2010 Annual Meeting, the deadline for inclusion of proposals in the Company’s proxy statement and proxy will instead be a reasonable time before the Company begins to print and send its proxy materials.

Stockholders who intend to present a proposal at the fiscal 2010 annual meeting without inclusion of such proposal in the Company’s proxy materials are required to provide advance notice of such proposal to the Company but not earlier than July 31, 2010 and not later than August 31, 2010. If the date of next year’s annual meeting of stockholders is more than 30 days before the anniversary date of the fiscal 2009 Annual Meeting or 60 days after such anniversary date, the deadline for inclusion of proposals in the Company’s proxy statement and proxy will instead be the later of (i) 70 days prior to the date of the meeting, and (ii) the date 10 days after public announcement of the meeting date. Such stockholder proposals should be addressed to Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085, Attn: Corporate Secretary. Stockholders are advised to review the Company’s bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

THE BOARD OF DIRECTORS

Sunnyvale, California

September 8, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY. YOU MAY REVOKE YOUR PROXY OR YOUR VOTE BY TELEPHONE OR THE INTERNET AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU ARE THE RECORD HOLDER OF THE SHARES AND ATTEND THE ANNUAL MEETING, YOU MAY CHANGE YOUR PROXY VOTE AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

Appendix A

BLUE COAT SYSTEMS, INC.

AUDIT COMMITTEE CHARTER

(Amended and Restated on August 20, 2009)

PURPOSE

The purpose of the Audit Committee (the “Committee”) shall be to assist the Board of Directors (the “Board”) of Blue Coat Systems, Inc. (the “Company”) to oversee the Company’s accounting and financial reporting processes and the audits of the financial statements of the Company, including monitoring the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors.

This Audit Committee Charter (this “Charter”) is intended as part of a flexible governance framework within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company’s Certificate of Incorporation and Bylaws, it is not intended to establish by its own force any legally binding obligations.

MEMBERSHIP

The Committee shall be comprised of at least three (3) members of the Board of the Company, elected by the Board to serve until their successors are duly elected. Each member of the Committee must:

•

be “independent” for purposes of audit committee membership in accordance with the applicable listing standards of the NASDAQ Stock Market ( “NASDAQ”) and with the rules of the Securities and Exchange Commission (“SEC”);

•	not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and

•

meet the financial literacy requirements of NASDAQ in that he or she is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

At least one member of the Committee shall be an “audit committee financial expert,” as defined by the regulations of the SEC.

In addition to the requirements above, at least one member of the Committee must have either (i) past employment experience in finance or accounting; (ii) requisite professional certification in accounting; or (iii) other comparable experience or background which results in the individual’s financial sophistication, including experience as a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Notwithstanding the requirement that each member be an “independent director,” the Board, under exceptional and limited circumstances, may appoint one director who is not an “independent director” to the Committee, provided that an exception set forth in NASDAQ rules is applicable and that appropriate disclosure is made thereof.

A chairman of the Committee shall be designated by the Board.

AUTHORITY

In discharging its oversight responsibilities, the Committee shall have unrestricted access to the Company’s management, books and records and the authority to retain outside counsel, accountants or other consultants at the Committee’s sole discretion. The Company shall provide appropriate funding, as determined by the Committee, for such advisors, for the Company’s independent auditor and for such administrative expenses of the Committee as are necessary or appropriate in carrying out its duties.

FUNCTIONS

The Committee shall have the functions and responsibilities listed and described below.

A.	Oversee the Engagement of the Independent Auditor

•

The Committee shall select and engage, subject to stockholder ratification, compensate and oversee the Company’s registered public accounting firm (the “Independent Auditor”), which Independent Auditor shall report directly to the Committee.

•	The Committee shall oversee, evaluate and, when appropriate, terminate the engagement of and replace the Independent Auditor.

•

The Committee shall review the intended scope and timing of the annual audit and the audit methods and principles being applied by the Independent Auditor, pre-approve the services to be performed by the Independent Auditor and only engage the Independent Auditor to perform such specific non-audit services as are allowed by law or regulation.

•

On an annual basis, the Committee shall review a formal written statement from the Independent Auditor delineating all relationships between the Independent Auditor and the Company, consistent with Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence,” discuss with the Independent Auditor any relationships or services that may impact the objectivity and independence of the Independent Auditor, and take appropriate action in response to the Independent Auditor’s statement of its relationships with the Company to satisfy itself of the Independent Auditor’s independence.

•

The Committee shall review the performance of professional services provided by the Independent Auditor, including audit, tax and other services, and consider the possible effect of the performance of such services on the independence of the auditor.

•	The Committee shall provide an open avenue of communication between the Independent Auditor and the Board.

B.	Oversee Internal Controls and Risk Management

•

The Committee shall review and discuss with management and the Independent Auditor management’s internal accounting and control over financial reporting and disclosure controls and procedures, the adequacy of such controls and any remedial steps being undertaken to address any material weaknesses or significant deficiencies in internal controls over financial reporting.

•

The Committee shall review and discuss with the Independent Auditor the Company’s Information Technology procedures and controls, and inquire as to the specific security programs to protect against computer fraud or misuse from both within and outside the Company.

•

The Committee shall inquire of, review and discuss with management and the Independent Auditor any major financial risk exposures and assess the steps and processes management has implemented to monitor and control such exposures.

•	The Committee shall review and discuss with management and the Independent Auditor any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures.

•

The Committee shall assist the Board in fulfilling its oversight responsibilities regarding the Company’s policies and guidelines with respect to risk assessment and risk management, including any significant non-financial risk exposures.

•	The Committee shall evaluate the quality of critical accounting policies, practices and disclosure and the appropriate degree of conservatism in the estimates and principles applied.

•

The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting and auditing matters.

•	The Committee shall require management to advise the Committee when management seeks a second opinion on a significant accounting issue.

C.	Oversee Financial Reporting and Auditing

•	The Committee shall review, as appropriate, the Company’s significant accounting and reporting principles, policies and practices.

•	The Committee shall meet privately with the Independent Auditor at regular meetings of the Committee and as otherwise required.

•	The Committee shall review and discuss the results of the audit, including the audited financial statements, with both the Independent Auditor and management.

•

The Committee shall review and discuss with management and the Independent Auditor the Company’s quarterly reporting process and financial statements prior to the filing of any Quarterly Report on Form 10-Q, including the results of the Independent Auditor’s reviews of the quarterly financial statements.

•

The Committee shall review and discuss with management and the Independent Auditor the Company’s annual audited financial statements prior to the filing of its Annual Report on Form 10-K (“annual report” ) and recommend to the Board whether the audited financial statements should be included in such annual report.

•	The Committee shall review the annual financial statements before their submission to the Board for approval.

•

The Committee shall review and discuss with management and the Independent Auditor the Company’s process of assessing the risk of fraudulent financial reporting for both the quarterly and annual financial statements.

•	The Committee shall instruct the Independent Auditor to advise the Committee if there are any areas known to the Independent Auditor that require special attention of the Committee.

•	The Committee shall resolve any disputes between management and the Independent Auditor regarding financial reporting.

•

The Committee shall perform the Committee’s responsibilities under applicable law and the rules of the SEC and NASDAQ with respect to the preparation of the Committee’s report to be included in the Company’s proxy statement and annual report.

•

The Committee shall discuss with management its communications with financial analysts and the investment community, including as conducted under its Investor Relations Policy, including the principal messages to be conveyed in the Company’s earnings press releases and related conference calls, financial information and earnings guidance provided to financial analysts and to rating agencies, and the dissemination of financial information not involving the presentation of financial measures in accordance with GAAP.

D.	Legal and Ethical Compliance

•	The Committee shall review material litigation matters and the Company’s establishment and release of reserves with regard to litigation and possible claims.

•

In accordance with, and to the extent provided by, the Company’s Related Person Transaction Policy, the Committee shall review all Related Person Transactions (as defined in such policy) and, as appropriate, approve and ratify such Related Person Transactions.

E.	Administration

•	The Committee shall review and update this Charter on an annual basis.

•	The Committee shall report periodically to the Board on significant results of the foregoing activities.

•	The Committee shall maintain a calendar of agenda items that reflect the Committee responsibilities and processes specified in this Charter.

In addition to the foregoing, the Committee shall perform such other duties as required pursuant to law, the Company’s Bylaws or NASDAQ rules, and as the Board may from time to time assign to it.

MEETINGS

Subject to the Company’s Bylaws and resolutions of the Board, the Committee shall meet at least once per quarter, prior to the Company’s public release of its periodic financial statements, and additionally as circumstances dictate.

MINUTES

Minutes shall be kept of each meeting of the Committee, which minutes shall be filed with the minutes of the meetings of the committees of the Board and shall be made available to each member of the Board. Any action of the Committee shall be subject to revision, modification, rescission or alteration by the Board, provided that no rights of third parties shall be affected by any such revision, modification, rescission or alteration.

QUALIFICATIONS

The Committee’s role is one of oversight. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and the Independent Auditor is responsible for auditing the annual financial statements. In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any certification as to the work of any auditor.

Appendix B

BLUE COAT SYSTEMS, INC.

AMENDED AND RESTATED

2007 STOCK INCENTIVE PLAN

ARTICLE 1. INTRODUCTION.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Non-Employee Members of the Board and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Non-Employee Members of the Board and Consultants with exceptional qualifications and (c) linking Employees, Non-Employee Members of the Board and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute ISOs or NSOs) or stock appreciation rights.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except their choice-of-law provisions).

ARTICLE 2. ADMINISTRATION.

2.1 Committee Composition. The Compensation Committee of the Board shall administer the Plan. The Committee shall consist exclusively of two or more members of the Board, who shall be appointed by the Board. In addition, each member of the Committee shall meet the following requirements:

(a) Any listing standards prescribed by the principal securities market on which the Company’s equity securities are traded;

(b) Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code, to the extent deemed advisable by the Board;

(c) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(d) Any other requirements imposed by applicable law, regulations or rules.

2.2 Committee Responsibilities. The Committee shall (a) select the Employees, Non-Employee Members of the Board and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan, (d) make all other decisions relating to the operation of the Plan and (e) carry out any other duties delegated to it by the Board under the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3 Non-Officer Grants. The Board may also appoint an additional committee of the Board composed of two or more directors of the Company. The members of the additional committee need not satisfy the requirements of Section 2.1. Such committee or the Board may (a) administer the Plan with respect to Employees and Consultants who are not Non-Employee Members of the Board and are not considered executive officers of the Company under section 16 of the Exchange Act, (b) grant Awards under the Plan to such Employees and Consultants and (c) determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include the Board or an additional committee to whom the Board has delegated the required authority under this Section 2.3.

ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed (a) 6,000,000 shares plus the number of Common Shares reserved against options or awards outstanding under the Predecessor Plans on the Effective Date plus (b) the Common Shares described in Section 3.2. Common Shares awarded as Restricted Shares or Stock Units will be counted against the share reserve as 1.25 Common Shares for every one Common Share subject thereto. The number of Common Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Common Shares that then remain available for issuance under the Plan. All Common Shares available under the Plan may be issued upon the exercise of ISOs. The limitations of this Section 3.1 and Section 3.2 shall be subject to adjustment pursuant to Article 12.

3.2 Shares Returned to Reserve. If Options, SARs or Stock Units are forfeited or terminate before being exercised or settled, then the Common Shares subject to such Options, SARs or Stock Units shall again become available for issuance under the Plan. If SARs are exercised, then all of the Common Shares (if any) actually issued in settlement of such SARs plus any Common Shares that represent payment of the exercise price shall reduce the number available under Section 3.1. If Stock Units are settled, then only the number of Common Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.1. If Restricted Shares or Common Shares issued upon the exercise of Options are reacquired by the Company pursuant to a forfeiture provision, then such Common Shares shall again become available for issuance under the Plan. Further, if Restricted Shares or Stock Units are forfeited or repurchased by the Company, then 1.25 times the number of Common Shares so forfeited or repurchased will again become available for issuance under the Plan.

3.3 Dividend Equivalents. Any dividend equivalents paid or credited under the Plan shall not be applied against the number of Common Shares that may be issued under the Plan, whether or not such dividend equivalents are converted into Stock Units.

ARTICLE 4. ELIGIBILITY.

4.1 Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the additional requirements set forth in section 422(c)(5) of the Code are satisfied.

4.2 Other Grants. Only Employees, Non-Employee Members of the Board and Consultants shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs.

ARTICLE 5. OPTIONS.

5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation.

5.2 Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 12. Options granted to an Optionee in a single fiscal year of the Company shall not cover more than 500,000 Common Shares, except that Options granted to a new Employee in the fiscal year of the Company in which his or her Service commences may cover up to 1,000,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price, which shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to Options granted pursuant to an assumption of, or substitution for, another option in a manner that would satisfy the requirements of section 424(a) of the Code, whether or not such section is applicable.

5.4 Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

5.5 Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Article 12, neither the Committee nor any other person may decrease the exercise price for any outstanding Option after the date of grant nor cancel or allow an optionee to surrender an outstanding Option to the Company as consideration for the grant of a new Option with a lower exercise price or the grant of another type of Award the effect of which is to reduce the exercise price of any outstanding Option.

ARTICLE 6. PAYMENT FOR OPTION SHARES.

6.1 General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except that the Committee at its sole discretion may accept payment of the Exercise Price in any other form(s) described in this Article 6. However, if the Optionee is a Non-Employee Member of the Board or executive officer of the Company, he or she may pay the Exercise Price in a form other than cash or cash equivalents only to the extent permitted by section 13(k) of the Exchange Act.

6.2 Surrender of Stock. With the Committee’s consent, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee. Such Common Shares shall be valued at their Fair Market Value on the date the new Common Shares are purchased under the Plan.

6.3 Exercise/Sale. With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4 Other Forms of Payment. With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7. INTENTIONALLY OMITTED

ARTICLE 8. STOCK APPRECIATION RIGHTS.

8.1 SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

8.2 Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 12. SARs granted to an Optionee in a single fiscal year shall in no event pertain to more than 500,000 Common Shares, except that SARs granted to a new Employee in the fiscal year of the Company in which his or her Service commences may pertain to a maximum of 1,000,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

8.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price, which shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to SARs granted pursuant to an assumption of, or substitution for, another SAR in a manner that would satisfy the requirements of section 424(a) of the Code if such section were applicable.

8.4 Exercisability and Term. Each SAR Agreement shall specify the date all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR; provided that the term of the SAR shall in no event exceed 10 years from the date of grant. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

8.5 Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date a SAR expires, the Exercise Price is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.

8.6 Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Article 12, neither the Committee nor any other person may decrease the Exercise Price for any outstanding SAR after the date of grant nor cancel or allow an Optionee to surrender an outstanding SAR to the Company as consideration for the grant of a new SAR with a lower exercise price or the grant of another type of Award the effect of which is to reduce the exercise price of any outstanding SAR.

ARTICLE 9. RESTRICTED SHARES.

9.1 Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

9.2 Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, property, past services and future services.

9.3 Vesting Conditions. Each Award of Restricted Shares shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. In no event shall vesting be at a rate faster than (a) one (1) year following the date of grant if vesting is subject to achievement of performance goals, and (b) three (3) years following the date of grant if vesting is not subject to achievement of performance goals; provided, however, that an Award may vest in annual installments in the event it vests over multiple years. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years (the “Performance Period”) equal or exceed a target determined in advance by the Committee. The Committee shall determine such performance. Such target shall be based on one or more of the criteria set forth in Appendix A to the extent such Award is intended to qualify under the provisions of Section 162(m) of the Internal Revenue Code. The Committee shall identify such target not later than the 90th day of the Performance Period, but in no event after 25% of the Performance Period has elapsed. In no event shall more than 250,000 Restricted Shares that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company, except that up to 500,000 Restricted Shares subject to performance-based vesting conditions may be granted to a new Employee in the fiscal year of the Company in which his or her Service commences. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement.

9.4 Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting rights as the Company’s other stockholders. Except as provided in Article 12, no dividends shall be paid on Restricted Shares.

ARTICLE 10. STOCK UNITS.

10.1 Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

10.2 Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

10.3 Vesting Conditions. Each Award of Stock Units shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement, provided that in no event shall vesting be at a rate faster than one (1) year following the date of grant if vesting is subject to achievement of performance goals and vesting shall be over a period of at least three (3) years from the date of grant if not subject to achievement of performance goals; provided, however, that an Award may vest in annual installments in the event it vests over multiple years. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Committee. The Committee shall determine such performance. Such target shall be based on one or more of the criteria set forth in Appendix A to the extent such Award is intended to qualify under the provisions of Section 162(m) of Internal Revenue Code. The Committee shall identify such target not later than the 90th day of such period, but in no event after 25% of the Performance Period has elapsed. In no event shall more than 250,000 Stock Units that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company, except that up to 500,000 Stock Units subject to performance-based vesting conditions may be granted to a new Employee in the fiscal year of the Company in which his or her Service commences. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. In addition, acceleration of vesting may be required under Section 12.3.

10.4 Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Except as provided in Article 12, no dividends or dividend equivalents shall be paid on Restricted Shares.

10.5 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 12.

10.6 Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

10.7 Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

ARTICLE 11. CHANGE IN CONTROL.

11.1 Effect of Change in Control. In the event of any Change in Control, each outstanding Award shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the Common Shares at the time subject to such Award and may be exercised for any or all of those shares as fully-vested Common Shares. However, an outstanding Award shall not so accelerate if and to the extent such Award is, in connection with the Change in Control, either to be continued by the Company or assumed or converted (as provided in Section 12.3(e)) by the successor corporation (or parent thereof), or to be replaced with a comparable Award for shares of the capital stock of the successor corporation (or parent thereof). The determination of Award comparability shall be made by the Committee, and its determination shall be final, binding and conclusive.

11.2 Involuntary Termination. In addition, in the event that the Award is assumed by the successor corporation (or parent thereof) and the Participant experiences an Involuntary Termination within eighteen months following a Change in Control, each outstanding Award shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the Involuntary Termination, become fully exercisable for all of the Common Shares at the time subject to such Award and may be exercised for any or all of those shares as fully-vested Common Shares.

ARTICLE 12. PROTECTION AGAINST DILUTION.

12.1 Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following:

(a) The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3;

(b) The limitations set forth in Sections 5.2, 7.1, 7.2, 8.2, 9.3 and 10.3;

(c) The number of Common Shares covered by each outstanding Option and SAR;

(d) The Exercise Price under each outstanding Option and SAR; and

(e) The number of Stock Units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article 12, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

12.2 Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

12.3 Reorganizations. In the event that the Company is a party to a merger or consolidation, all outstanding Awards shall be subject to the agreement of merger or consolidation. Such agreement shall provide for one or more of the following:

(a) The continuation of such outstanding Awards by the Company (if the Company is the surviving corporation).

(b) The assumption of such outstanding Awards by the surviving corporation or its parent, provided that the assumption of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(c) The substitution by the surviving corporation or its parent of new awards for such outstanding Awards, provided that the substitution of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(d) Full exercisability of outstanding Options and SARs and full vesting of the Common Shares subject to such Options and SARs, followed by the cancellation of such Options and SARs. The full exercisability of such Options and SARs and full vesting of such Common Shares may be contingent on the closing of such merger or consolidation. The Optionees shall be able to exercise such Options and SARs during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless (i) a shorter period is required to permit a timely closing of such merger or consolidation and (ii) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options and SARs. Any exercise of such Options and SARs during such period may be contingent on the closing of such merger or consolidation.

(e) The cancellation of outstanding Options and SARs and a payment to the Optionees equal to the excess of (i) the Fair Market Value of the Common Shares subject to such Options and SARs (whether or not such Options and SARs are then exercisable or such Common Shares are then vested) as of the closing date of such merger or consolidation over (ii) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options and SARs would have become exercisable or such Common Shares would have vested. Such payment may be subject to vesting based on the Optionee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionee than the schedule under which such Options and SARs would have become exercisable or such Common Shares would have vested. If the Exercise Price of the Common Shares subject to such Options and SARs exceeds the Fair Market Value of such Common Shares, then such Options and SARs may be cancelled without making a payment to the Optionees. For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f) The cancellation of outstanding Stock Units and a payment to the Participants equal to the Fair Market Value of the Common Shares subject to such Stock Units (whether or not such Stock Units are then vested) as of the closing date of such merger or consolidation. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Stock Units would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Stock Units would have vested. For purposes of this Subsection (f), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

ARTICLE 13. LIMITATION ON RIGHTS.

13.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Non-Employee Member of the Board or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Employee, Non-Employee Member of the Board or Consultant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

13.2 Stockholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or the acquisition of such Common Shares is entered upon the records of the duly authorized transfer agent of the Company or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

13.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 14. WITHHOLDING TAXES.

14.1 General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

14.2 Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit, and in its discretion may require, such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date they are withheld or surrendered. This Section 14.2 shall apply only to the minimum extent required by applicable tax laws.

ARTICLE 15. LIMITATION ON PAYMENTS.

15.1 Scope of Limitation. This Article 15 shall apply to an Award only if the independent auditors selected for this purpose by the Committee (the “Auditors”) determine that the after-tax value of such Award to the

Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under section 4999 of the Code), will be greater after the application of this Article 15 than it was before the application of this Article 15. If this Article 15 applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

15.2 Basic Rule. In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Article 15, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

15.3 Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article 15, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article 15 shall be binding upon the Company and the Participant and shall be made within 60 days of the date a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

15.4 Overpayments and Underpayments. As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant that he or she shall repay to the Company, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

15.5 Related Corporations. For purposes of this Article 15, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

ARTICLE 16. FUTURE OF THE PLAN.

16.1 Term of the Plan. The Plan, as set forth herein, shall become effective on the date approved by the Company’s stockholders at the Annual Meeting in 2007. The Plan shall remain in effect until the earlier of (a) the date the Plan is terminated under Section 16.2 or (b) the 10th anniversary of the date the Board adopted the Plan.

The Plan shall serve as the successor to the Predecessor Plans, and no further option grants shall be made under the Predecessor Plans after the Effective Date. All options outstanding under the Predecessor Plans as of such date shall, immediately upon effectiveness of the Plan, be deemed incorporated into the Plan but shall remain outstanding in accordance with their terms. Each outstanding option under the Predecessor Plans shall continue to be governed solely by the terms of the documents evidencing such option, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such options with respect to their acquisition of Common Shares.

16.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not adversely affect any Award previously granted under the Plan.

16.3 Stockholder Approval. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

ARTICLE 17. DEFINITIONS.

17.1 “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

17.2 “Award” means any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

17.3 “Board” means the Company’s Board of Directors, as constituted from time to time.

17.4 “Cause” means :

(a) An unauthorized use or disclosure by the Participant of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(b) A material breach by the Participant of any agreement between the Participant and the Company;

(c) A material failure by the Participant to comply with the Company’s written policies or rules;

(d) The Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

(e) The Participant’s gross misconduct, including (without limitation) fraud, embezzlement or dishonesty;

(f) A continuing failure by the Participant to perform assigned duties after receiving written notification of such failure from the Board; or

(g) A failure by the Participant to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Participant’s cooperation.

17.5 “Change in Control” means:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i) Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

(ii) Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

(d) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

17.6 “Code” means the Internal Revenue Code of 1986, as amended.

17.7 “Committee” means the Compensation Committee of the Board, as further described in Article 2.

17.8 “Common Share” means one share of the common stock of the Company.

17.9 “Company” means Blue Coat Systems, Inc., a Delaware corporation.

17.10 “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

17.11 “Effective Date” shall mean the date the Plan is effective as set forth in Section 16.1.

17.12 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate who is newly hired as a employee by the Company, or who is rehired following a bona fide period of interruption of employment, including persons who become new employees of the Company, a Parent, a Subsidiary or an Affiliate in connection with a merger or acquisition.

17.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

17.14 “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

17.15 “Fair Market Value” means the closing price of the Common Shares as reported on Nasdaq or such other exchange on which the Common Shares are then traded on the applicable date or, if that date is not a trading day, the next trading day. If Common Shares are no longer traded on a public U.S. securities market, the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate. The Committee’s determination shall be conclusive and binding on all persons.

17.16 “Involuntary Termination” means the termination of the Participant’s Service by reason of:

(a) The involuntary discharge of the Participant by the Company (or the Parent, Subsidiary or Affiliate employing him or her) for reasons other than Cause; or

(b) such individual’s voluntary resignation following (A) a change in his or her position with the Company which materially reduces his or her level of responsibility, (B) a reduction in his or her level of base salary, or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without the individual’s consent.

17.17 “ISO” means an incentive stock option described in section 422(b) of the Code.

17.18 “Non-Employee Member of the Board” means a member of the Board who is not an Employee.

17.19 “NSO” means a stock option not described in sections 422 or 423 of the Code.

17.20 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

17.21 “Optionee” means an individual or estate holding an Option or SAR.

17.22 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

17.23 “Participant” means an individual or estate holding an Award.

17.24 “Plan” means this Blue Coat Systems, Inc. 2007 Stock Incentive Plan, as amended from time to time.

17.25 “Predecessor Plans” means the Company’s existing 1999 Stock Incentive Plan, 2000 Supplemental Stock Option Plan, 1999 Director Option Plan, and 2007 New Employee Stock Incentive Plan.

17.26 “Restricted Share” means a Common Share awarded under the Plan.

17.27 “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

17.28 “SAR” means a stock appreciation right granted under the Plan.

17.29 “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

17.30 “Service” means service as an Employee, Non-Employee Member of the Board or Consultant.

17.31 “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

17.32 “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

17.33 “Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions and restrictions pertaining to such Stock Unit.

17.34 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

APPENDIX A

PERFORMANCE CRITERIA FOR RESTRICTED SHARES AND STOCK UNITS

The Committee may establish milestones derived from the following criteria when it makes Awards of Restricted Shares or Stock Units that vest entirely or in part on the basis of performance:

The performance goals that may be used by the Committee for such awards shall consist of: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, gross profit margins, revenues, return on assets, stockholder return and/or value, stock price and working capital. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: asset write-downs; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for Board-approved reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items described in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year.

Appendix C

BLUE COAT SYSTEMS, INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

SECTION 1.    PURPOSE OF THE PLAN.

The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under section 423 of the Code.

SECTION 2.    ADMINISTRATION OF THE PLAN.

(a) Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of one or more directors of the Company, who shall be appointed by the Board.

(b) Committee Responsibilities. The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

SECTION 3.    ENROLLMENT AND PARTICIPATION.

(a) Offering Periods. While the Plan is in effect, two Offering Periods shall commence in each calendar year. The Offering Periods shall consist of the six-month periods commencing on each September 1 and March 1.

(b) Accumulation Periods. An Accumulation Period shall run concurrent with an Offering Period.

(c) Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by enrolling online, or as otherwise prescribed by the Committee, on or before the start date of such Offering Period.

(d) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee, withdraws from the Plan under Section 5(a) or reaches the end of the Accumulation Period in which his or her employee contributions were discontinued under Section 8(b). A Participant who withdrew from the Plan under Section 5(a) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (c) above. A Participant whose employee contributions were discontinued automatically under Section 8(b) shall automatically resume participation at the beginning of the earliest Accumulation Period ending in the next calendar year, if he or she then is an Eligible Employee.

(e) Applicable Offering Period. For purposes of calculating the Purchase Price under Section 7(b), the applicable Offering Period shall be determined as follows:

(i) Once a Participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (A) the end of such Offering Period, (B) the end of his or her participation under Subsection (d) above or (C) re-enrollment for a subsequent Offering Period under Paragraph (ii) below.

(ii) When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 4.    EMPLOYEE CONTRIBUTIONS.

(a) Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to Subsection (b) below, shall occur on each payday during participation in the Plan.

(b) Amount of Payroll Deductions. An Eligible Employee shall designate on the enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock, not to exceed $10,000 of the Eligible Employee’s Compensation during an Accumulation Period.

(c) Changing Withholding Rate. If a Participant wishes to change the rate of payroll withholding, he or she may do so by filing a new enrollment form with the Company at the prescribed location at any time. The new withholding rate shall be effective for the next Offering Period. The new withholding rate shall be not more than $10,000 for an Accumulation Period.

SECTION 5.    WITHDRAWAL FROM THE PLAN.

(a) Withdrawal. A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company at the prescribed location at any time before the last day of an Accumulation Period. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

(b) Re-Enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 3(c). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 6.    CHANGE IN EMPLOYMENT STATUS.

(a) Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 5(a). (A transfer from one Participating Company to another shall not be treated as a termination of employment.)

(b) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate 90 days after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c) Death. In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant’s estate. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.

SECTION 7.    PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a) Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

(b) Purchase Price. The Purchase Price for each share of Stock purchased at the close of an Accumulation Period shall be the lower of:

(i) 85% of the Fair Market Value of such share on the last trading day in such Accumulation Period; or

(ii) 85% of the Fair Market Value of such share on the first trading day of the applicable Offering Period (as determined under Section 3(e)).

(c) Number of Shares Purchased. As of the last day of each Accumulation Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 5(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing notwithstanding, no Participant shall purchase more than 1,200 shares of Stock with respect to any Offering Period nor more than the amounts of Stock set forth in Sections 8(b) and 13(a). The Committee may determine with respect to all Participants that any fractional share, as calculated under this Subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.

(d) Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Accumulation Period exceeds the maximum number of shares remaining available for issuance under Section 13(a), then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

(e) Issuance of Stock. Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the close of the applicable Accumulation Period, except that the Committee may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Committee (unless the Participant has elected that certificates be issued to him or her). Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

(f) Unused Cash Balances. An amount remaining in the Participant’s Plan Account at the end of an Accumulation Period shall be refunded to the Participant in cash, without interest.

(g) Stockholder Approval. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 8.    LIMITATIONS ON STOCK OWNERSHIP.

(a) Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

(i) Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

(ii) Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

(iii) Each Participant shall be deemed to have the right to purchase 1,200 shares of Stock under this Plan with respect to each Offering Period.

(b) Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value in excess of the following limit:

(i) In the case of Stock purchased during the Offering Period that begins on March 1, the limit shall be the lesser of $25,000 or the remaining unused limit from the preceding Offering Period.

(ii) In the case of Stock purchased during the Offering Period that begins on September 1, the limit shall be equal to $25,000 plus any unused carryover amount available from the preceding Offering Period.

In any event, the Plan shall comply with the limits set forth in section 423(b)(8) of the Code and the applicable regulations thereunder. For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined in each case as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then the Company may provide that such Participant’s employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Accumulation Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION 9.    RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 5(a).

SECTION 10.    NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 11.    NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the last day of the applicable Accumulation Period.

SECTION 12.    SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 13.    STOCK OFFERED UNDER THE PLAN.

(a) Authorized Shares. The number of shares of Stock available for purchase under the Plan shall be 5,800,000.

(b) Anti-Dilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the 1,200-share limitation described in Section 7(c), the 5,800,000 share limitation described in Section 13(a), and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the distribution of the shares of a Subsidiary to the Company’s stockholders or a similar event.

(c) Reorganizations. Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Corporate Reorganization, the Offering Period and Accumulation Period then in progress shall terminate and shares shall be purchased pursuant to Section 7, unless the Plan is continued or assumed by the surviving corporation or its parent corporation. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 14.    AMENDMENT OR DISCONTINUANCE.

The Board shall have the right to amend, suspend or terminate the Plan at any time and without notice. The Company’s Chief Executive Officer may also amend the Plan to the extent allowable under applicable law to effect non-material amendments. Except as provided in Section 13, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. The Plan was amended in January 2001 to change the dates of the Offering and Accumulation Periods and in February 2006 to change the duration of Offering Periods.

SECTION 15.    DEFINITIONS.

(a) “Accumulation Period” means a six-month period during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 3(b).

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee of the Board, as described in Section 2.

(e) “Company” means Blue Coat Systems, Inc., a Delaware corporation.

(f) “Compensation” means (i) the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, bonuses, incentive compensation, commissions, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under section 401(k) or 125 of the Code. “Compensation” shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, tax gross up amounts, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(g) “Corporate Reorganization” means:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(h) “Eligible Employee” means any employee of a Participating Company whose customary employment is for more than five months per calendar year and for more than 20 hours per week. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Fair Market Value” means the market price of Stock, determined by the Committee as follows:

(i) If the Stock was traded on The Nasdaq National Market on the date in question, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by The Nasdaq National Market;

(ii) If the Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; or

(iii) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal or as reported directly to the Company by NASDAQ or a stock exchange. Such determination shall be conclusive and binding on all persons.

(k) “Offering Period” means a six-month period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 3(a).

(l) “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 3(c).

(m) “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

(n) “Plan” means this Blue Coat Systems, Inc. Employee Stock Purchase Plan, as it may be amended from time to time.

(o) “Plan Account” means the account established for each Participant pursuant to Section 7(a).

(p) “Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 7(b).

(q) “Stock” means the Common Stock of the Company.

(r) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Electronic Voting Instructions

You Available can vote 24 hours by Internet a day, or 7 days telephone! a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy choose . one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

1:00 Proxies a.m submitted ., Central Time, by the on Internet October or 30, telephone 2009. must be received by

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/BCSI

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors: For Withhold For Withhold For Withhold

01 - Brian M. NeSmith 02 - David W. Hanna 03 - James A. Barth +

04 - Keith Geeslin 05 - Timothy A. Howes 06 - James R. Tolonen

07 - Carol G. Mills

For Against Abstain For Against Abstain

2. To Company’s ratify the independent appointment accountants of Ernst & Young for the LLP fiscal as year the 3. To Stock amend Incentive the share Plan reserve as described under in the the Company’s Proxy Statement 2007 . ending April 30, 2010.

4. To amend the Company’s Employee Stock Purchase Plan

In their discretion, the proxies are authorized to vote upon such other as described in the Proxy Statement. business as may properly come before the Annual Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

7 3 A V 0 2 3 1 5 8 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

<STOCK#> 013G8B

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — BLUE COAT SYSTEMS, INC.

420 North Mary Avenue, Sunnyvale, California 94085

This Proxy is Solicited on Behalf of the Board of Directors of Blue Coat Systems, Inc.

for the Annual Meeting of Stockholders to be held on October 30, 2009

The undersigned holder of Common Stock, par value $.0001, of Blue Coat Systems, Inc. (the “Company”) hereby appoints Brian M. NeSmith and Betsy E. Bayha, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, October 30, 2009 at 4:00 p.m. local time, located at the headquarters of the Company at 420 North Mary Avenue, Sunnyvale, California 94085, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY

WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES

AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

If you vote over the Internet or by telephone, please do not mail your card.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SEE REVERSE

SIDE SIDE